UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

AMERISAFE, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 27, 2018

Dear AMERISAFE Shareholder:

You are cordially invited to attend the annual meeting of shareholders of AMERISAFE, Inc. The meeting will be held on Friday, June 8, 2018, beginning at 9:00 a.m. at our corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634.

Information about the meeting, including the nominees for election as directors and the other proposals to be considered is presented in the following notice of annual meeting and proxy statement. At the meeting, management will report on the Company’s operations during 2017 and comment on our outlook for the remainder of 2018. The report will be followed by a question and answer period.

We hope that you will attend the annual meeting. It is important that your shares be represented. Accordingly, please vote using the internet or telephone procedures described on the proxy card or sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.

We look forward to seeing you at the meeting on June 8th.

Sincerely,

Jared A. Morris

Chairman

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 8, 2018

The 2018 annual meeting of shareholders of AMERISAFE, Inc. (the “Company”) will be held on June 8, 2018, beginning at 9:00 a.m. at the Company’s corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634. The meeting will be held for the following purposes:

1.	to elect three directors to serve until the 2021 annual meeting of shareholders;

2.	to approve an amendment to the Company’s Non-Employee Director Restricted Stock Plan to increase the number of authorized shares issuable under the Plan;

3.	to conduct an advisory vote on the Company’s executive compensation;

4.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018; and

5.	to transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. Also enclosed is the Company’s annual report for the year ended December 31, 2017. Holders of record of the Company’s common stock as of the close of business on April 18, 2018 are entitled to notice of, and to vote at, the meeting.

If you plan to attend the meeting and will need special assistance or accommodation, please describe your needs on the enclosed proxy card.

By Order of the Board of Directors,

Kathryn H. Shirley

Executive Vice President,

General Counsel and Secretary

DeRidder, Louisiana

April 27, 2018

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote using the internet or telephone procedures described on the proxy card or by signing, dating, and promptly returning the enclosed proxy card in the pre-addressed, postage-paid envelope.

Page
Proposal 1 Election of Directors	3
Proposal 2 Approval of an amendment to the Company’s Non-Employee Director Restricted Stock Plan to increase the number of authorized shares issuable under the Plan	5
Proposal 3 Advisory Vote on Executive Compensation	7
Proposal 4 Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2018	7
The Board, Its Committees and Its Compensation	8
Compensation Discussion and Analysis	17
Compensation Committee Report	32
Executive Compensation	33
Equity Compensation Plan Information	41
Security Ownership of Management and Certain Beneficial Holders	42
Compensation Committee Interlocks and Insider Participation	44
Audit Committee Report	45
Independent Public Accountants	46
Section 16(a) Beneficial Ownership Reporting Compliance	47
Shareholder Proposals for the 2019 Annual Meeting of Shareholders	47
Other Matters	47

AMERISAFE, Inc.

2301 Highway 190 West

DeRidder, Louisiana 70634

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AMERISAFE, Inc. (the “Company”) for use at the Company’s 2018 annual meeting of shareholders or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of annual meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about May 2, 2018.

Record holders of the Company’s common stock as of the close of business on April 18, 2018 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of April 18, 2018, there were 19,260,915 shares of common stock outstanding.

You cannot vote your shares unless you are present at the Annual Meeting or you have properly executed your proxy. You can vote by proxy in one of three convenient ways:

•	by internet: visit the website shown on your proxy card and follow the instructions;

•	by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or

•	in writing: sign, date, and return the enclosed proxy card in the enclosed pre-addressed, postage paid envelope.

You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.

Unless revoked as described above, all properly executed proxies will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of three directors to serve until the 2021 annual meeting of shareholders;

•	FOR the approval of an amendment to the Company’s Non-Employee Director Restricted Stock Plan to increase the number of authorized shares issuable under the Plan;

•	FOR the approval of the compensation of our executive officers, as disclosed in this proxy statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2018, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Holders of a majority of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote.

The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal		Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 –	Election of directors	Plurality (that is, the largest number) of the votes cast; provided that any director that does not receive a majority of the votes cast is required to submit his or her resignation	No	Abstentions and broker non-votes are not considered votes cast and will have no effect

No. 2 –	Approval of an amendment to the Company’s Non-Employee Director Restricted Stock Plan to increase the number of authorized shares issuable under the Plan	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast

No. 3 –	Advisory vote on executive compensation	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast

No. 4 –	Ratification of the appointment of Ernst &Young	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote cast against the matter

The Company pays the costs of soliciting proxies. We have engaged Georgeson, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $8,500 plus reimbursement of reasonable expenses. Georgeson will conduct our broker search, solicit banks, brokers, institutional investors and hedge funds to determine voting instructions, monitor voting and deliver executed proxies to our voting tabulator. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected to serve three-year terms expiring at our annual shareholder meeting in 2021. This section of the proxy statement contains information relating to the director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to the shareholders. The nominees for election are Philip A. Garcia, Millard E. Morris and Randall E. Roach. All currently serve as directors.

The Board recommends a vote “FOR” the election of each of the nominees.

Current directors whose terms expire at the Annual Meeting in 2021

Philip A. Garcia, age 61, has served as a director of the Company since 2010. Mr. Garcia serves as Chair of the Audit Committee. He retired from the Erie Insurance Group in April 2009, where he served as Executive Vice President and Chief Financial Officer for the final 12 years of his 28-year career with that company. Mr. Garcia was a director of Donegal Group Inc. from December 2009 to May 2011. He was previously a licensed Certified Public Accountant in Pennsylvania.

Mr. Garcia possesses a strong background in financial, accounting and investment management with a publicly traded property and casualty insurance company, as evidenced by his prior service as Chief Financial Officer of Erie Insurance Group. He brings substantial experience in the insurance industry to the Board, including a strategic understanding of the operations of a property and casualty insurance company, as well as an understanding of the current economic and other challenges facing our industry. His experience enables him to serve on the Audit Committee as an “audit committee financial expert.”

Millard E. Morris, age 73, founded the Company in 1985. He was our Chairman, Chief Executive Officer and principal shareholder until the Company was sold to a private investment group in 1997. He served on the Company’s Board from 1985 until 2005, when he voluntarily retired from our Board prior to the Company’s initial public offering. Mr. Morris was re-elected to the Board in June 2007. Mr. Morris serves as Chair of the Risk Committee. From 1996 until 2015, he served as the managing member of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. Millard E. Morris is the father of Jared A. Morris.

Millard E. Morris’s experience as founder of the Company and his long-term service as a director give him unique knowledge of the opportunities and challenges associated with the Company’s business. His familiarity with the Company and the insurance industry make him uniquely qualified to serve as a director of the Company.

Randall E. Roach, age 66, has served as a director of the Company since March 2007. Mr. Roach serves as Chair of the Nominating and Corporate Governance Committee. Mr. Roach retired as the Mayor of Lake Charles, Louisiana in 2017. Prior to assuming his duties as Mayor, Mr. Roach was engaged in the practice of law focusing on real estate and commercial law. Mr. Roach has been a member of the Louisiana State Bar Association since 1976. He is a director of The First National Bank of Louisiana, Financial Corporation of Louisiana and Kimira, Inc. He is also a former member of the House of Representatives of the Louisiana Legislature.

Mr. Roach’s experience as a government official brings valuable insight to the Board given that the Company operates in a highly regulated industry. Mr. Roach’s background as an attorney, legislator and government official is particularly helpful in his role as a member of the Nominating and Corporate Governance Committee.

Nominees to be elected for terms expiring at the Annual Meeting in 2019

Teri G. Fontenot, age 64, has served as a director of the Company since January 2016. Ms. Fontenot is the President and Chief Executive Officer of Woman’s Hospital, a position she has held since 1996. Ms. Fontenot recently served for six years on the American Hospital Association Board and was the chair in 2012.

Ms. Fontenot brings to the Board substantial experience as a chief executive officer and former chief financial officer of healthcare institutions and as chair of an insurance provider. She is also an inactive certified public accountant. Her experience in the healthcare and insurance industries provide her with valuable insight into the issues affecting the Company and our policyholders. This experience enables her to serve on the Audit Committee has an “audit committee financial expert.”

Jared A. Morris, age 43, has served as a director of the Company since 2005. He served as our lead director from November 2012 until he was appointed Chairman of the Board in April 2016. Since 2002, he has been an officer and a principal owner of Marine One Acceptance Corporation and Dumont Land, LLC, both of which are specialty finance companies. Since 2002, he has also served as an officer of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. He serves on the board of directors of First National Bank of DeRidder and Beauregard Memorial Hospital. Jared A. Morris is the son of Millard E. Morris.

Jared A. Morris is currently our Chairman of the Board and the former chair of the Nominating and Corporate Governance Committee. In these capacities, he has taken a lead role in developing and maintaining the Company’s corporate governance policies and practices. His experience and training in financial and credit management, as well as business investment, enhance the Board’s business sophistication.

V. Daniel Phillips, age 71, has served as a director of the Company since 2007. Mr. Phillips is President and Chief Executive Officer of PAX, LLC, a supplier of fabricated heavy industrial steel to the petrochemical, petroleum refining, and power industries, headquartered in Baton Rouge, Louisiana. He founded PAX, LLC in 1979, and has been an owner and officer of that company since that time.

Mr. Phillips brings to the Board substantial experience as the founder and chief executive officer of an industrial company that typifies many of the Company’s insurance clients. His experience as a CEO provides him with a unique perspective on leadership and issues affecting the Company and its clients.

Current directors whose terms expire at the Annual Meeting in 2020

Michael J. Brown, age 54, has served as a director of the Company since November 2014. Mr. Brown serves as Chair of the Compensation Committee. Mr. Brown is the Vice Chairman and Chief Operating Officer of Iberiabank Corp., a position he has held since September 2009. In that role, he manages Iberiabank’s retail and commercial banking operations. From 2001 to 2009, Mr. Brown served as Senior Executive Vice President of Iberiabank Corp. Prior to joining Iberiabank in 1999, Mr. Brown was a managing director with Bank One Capital Markets.

Mr. Brown’s experience in the financial services industry in a number of the Company’s key markets makes him well qualified to serve as a director of the Company.

G. Janelle Frost, age 47, has served as a Director since April 2016. Ms. Frost has served as the Company’s Chief Executive Officer since April 2015 and President since September 2013. Prior to becoming Chief Executive Officer, Ms. Frost served as Chief Operating Officer from May 2013 to April 2015. She served as Executive Vice President and Chief Financial Officer from November 2008 to April 2013 and Controller from May 2004 to November 2008. She has been employed with the Company since 1992. Ms. Frost currently serves on the board of directors of the New Orleans Branch of the Federal Reserve Bank of Atlanta.

Ms. Frost’s over 25 years of experience with the Company and her performance in numerous roles with the Company gives her in-depth knowledge of the Company’s business and insurance industry. Her tenure with the Company provides valuable insight about operational and strategic matters impacting the Company.

PROPOSAL 2

AMENDMENT OF NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK PLAN

Background

The AMERISAFE, Inc. Non-Employee Director Restricted Stock Plan, which we refer to as the Director Plan, was first approved by our Board and shareholders in 2005. There are seven directors currently eligible to participate in the Director Plan. The Director Plan authorized the issuance of up to 100,000 shares of our common stock to our non-employee directors. As of December 31, 2017, 13,668 shares were available for future issuance under the Director Plan.

Under the existing Director Plan, each elected non-employee director is automatically granted a restricted stock award for a number of shares of our common stock equal to $50,000 divided by the closing price of our common stock on the date of our annual meeting of shareholders. Each restricted stock award vests on the date of the next annual meeting of shareholders following the date of the grant, subject to the continued service of the non-employee director. Under the terms of the Restricted Stock Plan, the Company’s Board of Directors may increase the dollar amount of the annual award to an amount up to $75,000 without further shareholder approval. If a non-employee director is elected to the Board other than at an annual meeting of shareholders, the non-employee director receives a pro-rated initial grant of restricted stock based upon the number of full months of service until the next annual meeting of shareholders.

In February 2018, our Board approved an amendment to the Director Plan to increase the number of shares available for issuance by 50,000 shares. Our Board has determined that the amendment to the Director Plan is advisable and in the best interests of the Company and our shareholders, and has submitted the amendment to be voted on by our shareholders at the Annual Meeting.

Proposed Amendment

If our shareholders approve the amendment to the Director Plan, the maximum number of shares of our common stock available for issuance under the Director Plan will be increased by 50,000, subject to the authority of our Board to adjust this amount in the event of a merger, consolidation, reorganization, stock split, combination of shares, recapitalization, or similar transaction affecting our common stock. As of April 18, 2018, this increase would result in 63,668 shares being available for future issuance under the Director Plan.

At the company’s annual meeting of shareholders in June 2016, our shareholders approved an amendment to the Director Plan that permitted the Board to set the dollar amount of initial and annual awards of restricted stock to non-employee directors at an amount not to exceed $75,000. This amendment also updates the Director Plan to reflect that the Board has currently set the initial and annual restricted stock awards at $50,000.

A copy of the Director Plan, as proposed to be amended, is attached as Appendix A.

Reasons for the Amendment

We are proposing to increase the maximum number of shares available for issuance under the Director Plan to ensure that we have sufficient shares available for restricted stock awards to our non-employee directors.

The Director Plan was first adopted in connection with the Company’s initial public offering in 2005. Since that time, the seven individuals that are currently non-employee members of the Board have received, in the aggregate, 61,144 shares of Common Stock as compensation as Board members pursuant to the Plan. As of April 18, 2018, these directors continue to hold 58,144 of those shares, or over 95% of the shares received as Board compensation under the Plan. Six of the seven current non-management directors have never sold any of the shares they have received under the Director Plan. Including the shares granted under the Director Plan, the seven non-employee directors beneficially own, in the aggregate, 220,336 shares of Common Stock, representing approximately 1.1% of the outstanding shares beneficially owned by all of the Company’s shareholders.

Eligibility; Administration and Terms

The Director Plan provides for the automatic grant of awards to our non-employee directors. Currently we have seven non-employee directors who are eligible to receive restricted stock awards under the Director Plan. As of April 18, 2018 (the record date for the Annual Meeting), the aggregate fair market value of the additional 50,000 shares of our Common Stock to be available for issuance, subject to shareholder approval, under the amended Director Plan was approximately $2,780,000, based on the closing price per share of our Common Stock of $55.60 on Nasdaq on that date.

The Director Plan is administered by the Compensation Committee. Restricted stock awards to non-employee directors are generally subject to terms including non-transferability, immediate vesting upon death or total disability of director, forfeiture of unvested shares upon termination of service by a director, and acceleration of vesting upon a change in control of the Company.

The Board recommends a vote “FOR” the approval of an amendment to the Company’s non-employee director restricted stock plan to increase the number of authorized shares by 50,000 shares.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are submitting the compensation of our executive officers as disclosed in this proxy statement to our shareholders for an advisory vote. Our Board has adopted a policy to hold annual advisory votes on executive compensation. Our next advisory vote on the frequency of shareholder votes on executive compensation will take place at our annual meeting of shareholders in 2023.

As described below under the heading “Compensation Discussion and Analysis,” we seek to offer our employees, including our executive officers, with a competitive pay package that rewards individual contributions, performance and experience with our Company, while aligning the interests of our executive officers and other key employees with those of the Company’s shareholders. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our executive officers, as described under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. However, the Compensation Committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation programs for our executive officers.

The Board recommends a vote “FOR” the approval of the compensation of our executive officers.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018. The Board is asking shareholders to ratify this appointment. SEC regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders. Accordingly, the Board considers a proposal for shareholders to ratify this appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”

The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Board of Directors

The Board presently consists of seven non-employee directors and one employee director. The Board is divided into three classes, with each class serving three-year terms. The term of one class expires at each annual meeting of shareholders.

Director Compensation

The elements of compensation payable to our non-employee directors in 2017 are briefly described below.

Board Service:
Annual cash retainer	$50,000
Annual restricted stock award	50,000
Board Committee Service:
Chairman annual retainer	$45,000
Audit Committee Chair annual cash retainer	20,000
Compensation Committee Chair annual cash retainer	10,000
Nominating and Corporate Governance Committee Chair annual cash retainer	10,000
Risk Committee Chair annual cash retainer	7,500
Committee member annual cash retainer	5,000
Committee meeting fee (for each meeting in excess of five meetings)	1,000

Committee Chairs do not receive annual cash retainers for being members of the committees they chair. Meeting fees are not paid for attendance at the first five committee meetings during the year. Directors do not receive additional compensation for serving on our Risk Committee. The Company reimburses directors for reasonable out-of-pocket expenses incurred in connection with their service as directors. Any director who is an employee of the Company does not receive additional compensation for serving as a director.

The amount of restricted stock granted to each non-employee director is equal to $50,000 divided by the closing price of our common stock on the date of the annual meeting of shareholders at which the non-employee director is elected or continues to be a member of the Board. The shares of restricted stock granted to non-employee directors vest at the next annual meeting of shareholders. If a non-employee director is first elected or appointed to the Board at a time other than at an annual meeting of shareholders, the non-employee director is awarded a prorated initial restricted stock grant at that time. Awards to non-employee directors are made under the Director Plan. For additional information regarding the Director Plan, see “Proposal 2—Amendment of Non-Employee Director Restricted Stock Plan.”

On June 9, 2017, each non-employee director was granted 922 shares of restricted stock.

The following table provides information regarding the compensation of our non-employee directors for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Michael J. Brown	$66,000	$49,972	$115,972
Teri G. Fontenot	60,000	49,972	109,972
Philip A. Garcia	76,000	49,972	125,972
Jared A. Morris	111,000	49,972	160,972
Millard E. Morris	57,500	49,972	107,472
V. Daniel Phillips	55,000	49,972	104,972
Randall E. Roach	66,000	49,972	115,972
Austin P. Young III (2)	27,115	—	27,115

1.	The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”), was $49,972. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for information regarding the assumptions made in determining these values. As of December 31, 2017, each non-employee director held 922 shares of restricted stock.
2.	Mr. Young retired from the Board at the annual meeting in June 2017. As a result, he did not receive a restricted stock award in 2017.

Non-Employee Director Stock Ownership and Retention Guidelines

Our Board recognizes that ownership of common stock is an effective means to align the interests of our directors with those of our shareholders. The following is a summary of our stock ownership and retention guidelines for our non-employee directors.

Non-Employee Director Stock Ownership Guidelines. Non-employee directors are expected to acquire and hold during their Board service shares of our common stock equal in value to at least three times the annual cash retainer paid to our directors, or $150,000. Non-employee directors have five years from their initial election to the Board to meet these ownership guidelines.

Non-Employee Director Retention Guidelines. Directors are expected to continuously own sufficient shares to meet the guidelines once attained. Until a director meets the ownership guidelines, the director will be required to hold 75% of the shares of common stock received from any equity award, net of any shares used to pay the exercise price or tax withholding. If a director attains compliance with the stock ownership guideline and subsequently falls below the guideline because of a decrease in the price of our common stock, the director will be deemed in compliance provided that the director retains the shares then held.

The following table provides the equity ownership of each of our non-employee directors as of December 31, 2017, measured in dollars. Ownership was calculated based on a price of $61.60 per share, the closing price of the Company’s common stock on December 29, 2017, the last trading day of the year.

Non-Employee Director	Total Ownership
Michael J. Brown	$184,677
Teri G. Fontenot	$122,892
Philip A. Garcia	$645,568
Jared A. Morris	$4,535,546
Millard E. Morris	$6,620,645
V. Daniel Phillips	$945,991
Randall E. Roach	$517,378

Corporate Governance

The Board and senior management of the Company believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. Consistent with these principles, the Company has, among other things, adopted:

•	corporate governance guidelines that describe the principles under which the Board operates;

•	a code of business conduct and ethics applicable to all employees;

•	written charters for each of its standing committees;

•

a majority voting and director resignation policy that requires any director nominee who receives a greater number of votes “withheld” or “against” his or her election than votes “for” his or her election to tender his or her resignation as a director;

•	a policy regarding the recovery of incentive compensation in the event of a restatement of the Company’s financial statements filed with the SEC or any state authority;

•	policies prohibiting our directors and executive officers from hedging or pledging our common stock;

•

a policy regarding Rule 10b5-1 trading plans requiring, among other things, that each plan be approved by the Company’s General Counsel and provided to the Chair of the Nominating and Corporate Governance Committee, or NCG Committee, for review prior to approvals; each plan must provide for a minimum 30-day waiting period between the execution of the plan and the initial trade under the plan;

•	a conflict of interest policy applicable to all employees; and

•	a policy regarding related party transaction oversight and approval.

Our corporate governance guidelines, code of business conduct and ethics, committee charters, majority voting and director resignation policy and certain other governance policies are available on the Company’s website (www.amerisafe.com) in the Investor Relations section. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its code of business conduct and ethics on its website in the Investor Relations section.

Management regularly meets with shareholders and potential investors. In those meetings, investors and shareholders express their views regarding the Company’s executive compensation practices and corporate governance policies. Management reports to the Board and the NCG Committee regarding the discussions at these meetings. The NCG Committee and the Board periodically review the Company’s corporate governance policies and practices. Based on these reviews, input from shareholders and recommendations from the NCG Committee, the Board adopts changes to policies and practices that it believes are in the best interests of the Company, including complying with any new SEC or Nasdaq listing requirements.

The NCG Committee intends to continue to periodically review the Company’s corporate governance policies, taking into consideration, among other things, the views of our shareholders and developments in the governance practices of other public companies.

Board Leadership

The Board appointed Jared A. Morris as Chairman of the Board in April 2016. As Chairman, Mr. J. Morris’s key responsibilities include:

•	calling meetings of all directors and independent directors;

•	presiding at the annual meeting, all meetings of the Board, including executive sessions of the independent directors;

•	acting as liaison between the board and management;

•	overseeing the preparation of proxy materials;

•	working with the nominating and corporate governance committee to ensure proper committee structure, including reviewing committee and chairmen assignments, and the effectiveness of the Board;

•	approving the quality, quantity, appropriateness and timeliness of information sent to the Board as well as setting meeting agendas;

•	facilitating the Board’s approval of the number and frequency of board meetings as well as meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	any such other actions or duties deemed necessary by the Board.

Our Corporate Governance Guidelines do not require that the roles of Chairman of the Board and Chief Executive Officer be held by different persons, as the Board believes that effective board leadership structure can be dependent on the experience, skills and personal interaction among persons in leadership roles. These leadership roles are currently filled separately by our non-executive Chairman of the Board, Jared A. Morris, and by our Chief Executive Officer, G. Janelle Frost. The Board believes this leadership structure affords the Company an effective combination of management and non-management experience, continuity and independence that currently serves the Board and the Company well.

Director Independence

As part of the Company’s corporate governance guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent, as that term is defined in the Nasdaq listing requirements. The Board has determined that each of its non-employee directors, Mr. Brown, Ms. Fontenot, Mr. Garcia, Mr. J. Morris, Mr. M. Morris, Mr. Phillips, and Mr. Roach, is independent of the Company and its management within the meaning of the Nasdaq listing requirements.

In determining that Mr. Phillips is independent, the Board considered that Mr. Phillips is President, Chief Executive Officer and an owner of PAX, LLC, a policyholder of the Company. The Board determined that this relationship does not interfere with Mr. Phillips’ exercise of independent judgment and that he is independent within the meaning of the Nasdaq listing requirements. See “Certain Relationships and Related Transactions.”

Board Meetings

The Board held five meetings during 2017. Each director serving on the Board in 2017 attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Under the Company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, attend and participate in all Board meetings and meetings of Board committees on which he or she serves.

Annual Meetings of Shareholders

The Company’s directors are encouraged to attend our annual shareholder meetings, but we do not currently have a policy relating to directors’ attendance at these meetings. Four directors, Mr. J. Morris, Ms. Fontenot, Mr. Garcia, and Ms. Frost, attended our 2017 annual meeting of shareholders, either in person or by teleconference.

Audit Committee

The Audit Committee currently consists of Mr. Garcia (Chair), Mr. Brown, Ms. Fontenot, and Mr. J. Morris. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the Audit Committee include:

•

reviewing, monitoring and assessing the Company’s policies and compliance procedures with respect to business practices, including the adequacy of the Company’s internal controls over accounting and financial reporting;

•	engaging the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving and approving any non-audit engagements with the Company’s independent registered public accounting firm;

•

reviewing the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm, including disclosures regarding internal controls;

•	reviewing with the independent registered public accounting firm the scope and the planning of the annual audit;

•	reviewing and discussing with management the findings and recommendations of the independent registered public accounting firm;

•	discussing with the independent registered public accounting firm the conduct of the annual audit, including management’s response;

•	overseeing compliance with applicable legal and regulatory requirements and the Company’s Code of Conduct, including obtaining applicable reports and assurances;

•	reviewing with the Company’s internal auditor the plans and scope of audit activities and the annual report of audit activities, examinations and related results;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing the appointment and replacement of the Company’s internal audit officer and any third party internal audit service provider;

•	discussing risk assessment and management policies and the Company’s financial risk exposure;

•	discussing with the Company’s general counsel any legal matters that may have a material impact on the Company’s financial statements or compliance policies;

•	approving related party transactions exceeding $50,000 in aggregate value;

•	reviewing the adequacy of the Audit Committee charter on an annual basis; and

•	preparing the Audit Committee report to be included in our annual proxy statement.

The Audit Committee met six times during 2017. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined in the Nasdaq listing requirements and SEC requirements relating to the independence of audit committee members. The Board has also determined that Ms. Fontenot and Mr. Garcia each meet the requirements of an “audit committee financial expert” as defined by SEC rules. The Audit Committee has the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties.

Compensation Committee

The Compensation Committee currently consists of Mr. Brown (Chair), Mr. Garcia, Mr. J. Morris and Mr. Roach. The Compensation Committee has sole authority for establishing, administering and reviewing the Company’s policies, programs and procedures for compensating our executive officers and the members of the Board. The Compensation Committee may delegate its responsibilities to a subcommittee comprised of Compensation Committee members. The functions and responsibilities of the Compensation Committee include:

•	reviewing, determining and approving, at least annually, corporate goals and objectives relevant to the compensation of the Company’s executive officers;

•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its chief executive officer;

•	administering and making recommendations to the Board with respect to the Company’s equity and incentive compensation plans;

•	performing a risk assessment of the Company’s compensation plans and policies;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment or severance arrangements with the Company’s executive officers;

•	reviewing director compensation policies and making recommendations to the Board;

•	engaging, and determining the independence of, any compensation consultant;

•	reviewing compliance with the Company’s stock ownership guidelines by our executive officers;

•	reviewing the adequacy of the Compensation Committee charter on an annual basis; and

•	reviewing and approving the Compensation Discussion and Analysis and the Compensation Committee Report to be included in our annual proxy statement.

The Compensation Committee met six times during 2017. The Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing requirements.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Nominating and Corporate Governance Committee

The NCG Committee currently consists of Mr. Roach (Chair), Ms. Fontenot, Mr. J. Morris, and Mr. Phillips. The functions and responsibilities of the NCG Committee include:

•	developing and recommending corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	recommending whether incumbent directors should be nominated for re-election to the Board;

•	reporting, at least annually, on succession planning, including appropriate contingencies in case our Chief Executive Officer retires, resigns or is incapacitated;

•	reviewing any possible conflicts of interest of directors or management;

•	reviewing the adequacy of the NCG Committee charter on an annual basis; and

•	overseeing, at least annually, an evaluation of the performance of the Board and the Company’s management in relation to the Company’s corporate governance guidelines.

The NCG Committee met four times during 2017. The Board has determined that each member of the NCG Committee is independent under the Nasdaq listing requirements.

The NCG Committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Qualifications for Director Nominees. In considering director nominees, the NCG Committee considers a number of factors, including the following:

•	the ability and willingness to participate in Board activities, including attendance at, and active participation in, Board and committee meetings;

•	whether the nominee is “independent” as determined in accordance with the rules promulgated by the SEC, the Nasdaq listing requirements and the Company’s corporate governance guidelines.

•	the ability and willingness to represent the best interests of all of the Company’s shareholders;

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community, insurance industry and otherwise;

•	increasing the diversity of viewpoints, backgrounds and experiences in addition to those of existing directors and other nominees;

•	consistent demonstration of integrity;

•	the ability to exercise sound business judgment;

•	current knowledge and relationships in the markets and regions in which the Company does business and in the insurance industry and other industries relevant to the Company’s business;

•	reputation in a particular field or area of expertise; and

•

the skills and personality of the nominee and how the committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its shareholders.

The NCG Committee will also consider other criteria for director candidates included in its committee charter, the Company’s corporate governance guidelines or as may be established from time to time by the Board. The NCG Committee has not adopted a separate policy pertaining to the consideration of diversity in the selection of nominees to the Board. The NCG Committee will identify nominees based upon recommendations by committee members or other Board members, members of the Company’s management or, as discussed below, by shareholders of the Company. Upon identifying a potential nominee, members of the NCG Committee will interview the candidate, and based upon that interview, make a recommendation to the Board.

Shareholder Recommendations. The NCG Committee will evaluate director candidates recommended by a shareholder according to the same criteria as a candidate identified by the NCG Committee.

Shareholders may recommend candidates at any time, but to be considered by the NCG Committee for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, recommendations must be submitted in writing no later than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. A shareholder’s notice must contain the following:

•

the name of the shareholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the shareholder and the director candidate to be publicly identified;

•

a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•

a written statement by the shareholder and the director candidate agreeing to make available to the NCG Committee all information reasonably requested in connection with the NCG Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, SEC rules and the listing requirements and other criteria established by Nasdaq.

The shareholder’s notice must be signed by the shareholder recommending the director candidate for consideration and sent to the following address: AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary (Nominating and Corporate Governance Committee Communication/Director Candidate Recommendation).

Risk Committee

The Board views risk management as one of its primary responsibilities. The Board initially formed the Risk Committee in 2010 to facilitate its risk management functions. The Risk Committee’s charter provides that all members of the Board are members of the Risk Committee. Mr. M. Morris serves as chair of the Risk Committee and establishes the agenda for the meetings. Risk Committee members periodically receive presentations on risk-related topics from the Company’s management. The Risk Committee’s responsibilities include:

•	reviewing strategies, processes and controls pertaining to underwriting, pricing, reinsurance, risk retention, business continuity, crisis management and settlement of claims;

•

overseeing the Company’s investment operations, including reviewing the Company’s Investment Policy & Guidelines, long-term strategy, investment performance and liquidity, compliance with applicable laws and regulations, changes to investment accounting methods and approval of external investment managers;

•	overseeing the Company’s enterprise risk management program; and

•	reviewing specific operational segments that may pose unusual or significant risks.

The Risk Committee met four times in 2017. The Risk Committee has the authority to select, retain, terminate, and approve the fees and other terms of retention of special counsel, experts and consultants. This Committee also has direct access to any Company employee.

Risk Management

In addition to the activities of the Risk Committee, the Board monitors risks arising from financial reporting and controls through its Audit Committee and risks related to compensation through its Compensation Committee.

Succession Planning

Our Board considers the evaluation of management and succession planning to be one of its most important responsibilities. The Board’s goal is to have a long-term program for effective senior leadership and development, with appropriate contingencies in case our chief executive officer, or any of our other executive officers, retires, resigns or is incapacitated.

In the Board’s succession planning program, internal candidates for the executive positions, including the chief executive officer, are identified and evaluated based on criteria considered predictive of success at the senior management level. This program incorporates 360 reviews and related evaluations for each individual. The assessment includes a development plan, including executive coaching, for each individual.

Our Corporate Governance Guidelines provides that the NCG Committee report to the Board on succession planning at least annually. The chief executive officer is responsible for advising the Board regarding her recommendations and evaluations of potential successors, together with a review of any development plans for these individuals. The Board, with the assistance of the NCG Committee, evaluates potential successors to the CEO, as well as other members of senior management.

Communications with the Board

Any shareholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-employee directors or a specific director.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, is designed to provide shareholders with an understanding of the Company’s compensation philosophy and objectives, as well as the analysis that the Compensation Committee (referred to in this CD&A as the “Committee”) performed in setting executive compensation. It discusses the determination of how and why, in addition to what, compensation actions were taken by the Committee with respect to each of our executive officers during 2017. Those individuals are:

•	G. Janelle Frost, President and Chief Executive Officer;

•	Neal A. Fuller, Executive Vice President and Chief Financial Officer;

•	Vincent J. Gagliano, Executive Vice President and Chief Risk Officer;

•	Kathryn H. Shirley, Executive Vice President, General Counsel and Secretary

Executive Summary

Recent Company Performance Highlights

We are a holding company that markets and underwrites workers’ compensation insurance through our insurance subsidiaries. The Company had solid operating performance during 2017, in a declining premium environment. Our net income for 2017 was $46.2 million, our earnings per diluted share were $2.40, our GAAP Combined Ratio was 84.7%, our return on average equity was 10.5%, and our total shareholder return was 5.85%.

In 2017, the Company paid regular quarterly dividends of $0.80 per share and an extraordinary dividend of $3.50 per share. Effective February 2018, the Board of Directors increased the regular quarterly dividend from $0.20 per share to $0.22 per share, an increase of 10.0%.

Compensation Best Practices

Over the last several years, the Committee has reviewed and modified our executive compensation program so we can retain and attract top executive talent to the Company and ensure that our program is aligned with the interests of our shareholders and meets evolving governance standards. The following highlights some of the compensation and governance best practices that are part of our program:

•	Performance-Based Annual Incentive Plan—Our annual incentive compensation plan rewards our executives for achievement of pre-established Company performance goals and individual goals.

•

LTIP Awards are Performance-Based—Beginning in 2017, 100% of the awards under our long-term incentive program for executive management were in the form of performance awards that reward exceptional financial performance relative to a peer group of property and casualty insurers and is in alignment with shareholder returns.

•	No Tax “Gross-Ups”—We do not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation or other benefits provided by the Company.

•

Clawback Policy—Both our annual and long-term incentive awards are subject to a compensation recoupment policy that permits the Committee to seek recovery of incentive awards paid if there is a restatement of the Company’s financial statements.

•

Compensation Consultant—The Committee engages an independent compensation consultant to prepare surveys of executive officer and director compensation of the peer group comprised of publicly traded companies. This information was used by the Committee in structuring our program for 2017.

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Double Trigger Severance Payments—The employment agreements with our executive officers do not provide for single trigger cash payments upon a change in control; our executives are entitled to severance under certain circumstances if they are terminated, and these payments are the same whether or not the termination is related to a change in control.

•	Double Trigger Vesting—Awards under our long-term incentive program only vest in connection with a change in control if the executive experiences a qualifying termination of employment.

•	Risk Review—The Committee conducts an annual risk review of the Company’s executive compensation program, policies and practices.

•	Oversight of 10b5-1 Plans—The Board adopted 10b5-1 policies and procedures, which include Board oversight of 10b5-1 plan transactions.

•	Independent Advisors—The Committee ensures the independence of all Committee advisors by limiting the advisors ability to perform other services for the Company.

•	Anti-Hedging and Anti-Pledging Policies—The Company prohibits its executives and directors from hedging or pledging Company securities.

•

Stock Ownership Requirements—Our executive officers are required to maintain certain levels of ownership of Company securities, and are required to hold all shares received as compensation until the applicable guideline amount is achieved (net of shares used or sold to pay the exercise price or tax withholding). After meeting the applicable guideline, our executive officers are required to hold 20% of the shares received as compensation (net of shares used or sold to pay the exercise price or tax withholding).

Compensation Program Objectives

Our compensation program is intended to attract, retain and motivate the key people necessary to enable our Company to operate effectively and profitably over the long-term. The Committee believes that executive compensation should align the interests of the Company’s executives and other key employees with those of the Company and its shareholders. Our compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience with our Company.

In establishing compensation, the Committee seeks to provide employees, including our executive officers, with a competitive total compensation package. The Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

Compensation Processes

Our compensation program for executives is designed and implemented under the direction of the Committee, which is currently comprised of the following four independent directors: Mr. Brown (chair), Mr. Garcia, Mr. J. Morris and Mr. Roach. For additional information regarding our Committee and its authority and responsibilities, see “The Board, Its Committees, and Its Compensation—Compensation Committee.”

2017 Advisory Vote on Executive Compensation

At our annual meeting of shareholders in June 2017, more than 98% of the votes cast in the say-on-pay proposal were in support of our executive compensation program. The Committee considered the results of this advisory vote and believes the results affirm shareholder approval of the Board’s approach to the Company’s executive compensation program. Although the Committee did not adopt any changes to our program as a result of this vote, as noted above the Committee is continually evaluating our executive compensation and has made changes in the past few years to strengthen the performance elements of the program and further align the program with our shareholders’ interests.

Role of Compensation Consultant

Since early 2012, the Committee has engaged McLagan, an AON Hewitt Company, as its independent compensation consultant. Most recently, McLagan has conducted executive compensation surveys during 2016 and 2017. The “2016 Survey,” reviewed by the Committee in the fall of 2016, was used in setting compensation for 2017. The Committee is solely responsible for the appointment, compensation and oversight of the compensation consultant.

Pursuant to Company policy, McLagan does not provide services to the Company other than consulting services to the Committee. AON, the parent company of McLagan, received less than $25,000 for insurance brokerage services from the Company during 2017. Those fees were unrelated to McLagan’s compensation committee advisory fees in 2017.

McLagan attends Committee meetings, when necessary, and in connection with the executive compensation surveys, advises on matters including peer group composition, pay levels and pay composition, and annual and long-term incentive plan design. McLagan also provides market data, analysis, and advice regarding the CEO and executive officer compensation to the Committee as well as director compensation surveys and advice. As required by SEC rules, the Committee assessed the independence of McLagan and concluded that McLagan’s work did not raise any conflicts of interest.

2016 Survey—Peer Group Construction and Survey Results

The 2016 Survey compared the compensation for our executive officers against a peer group of 11 publicly traded insurance companies. The 2016 Survey also included a review of the Company’s annual and long-term incentive compensation plan design. McLagan used Company and peer group compensation data for 2015 in its preparation of the 2016 Survey. The Committee reviewed the 2016 Survey results in assessing the level of salary and bonuses paid to our executives and approving changes to the compensation levels and annual and long-term compensation plans for our executive officers in 2017.

In 2014, the Committee used a rigorous process to select peer companies for benchmarking executive pay which included ranking by premiums written, complexity scoring based on number of employees, lines of insurance business, multi-line versus mono-line property-casualty insurer, number of states doing business in, and investment mix. Potential peer companies that were not primarily in the property casualty insurance business were excluded from the list, as the Committee believed that the Company would not likely recruit executives from those companies. Twenty-three potential peer companies were identified, consisting of peers used in prior compensation surveys used by the Company, peer companies selected by ISS from its 2013 analysis of the Company, and peer companies suggested by McLagan. With the assistance of McLagan, the Company selected 11 publicly traded insurers from the list of 23 potential peer companies. In 2015, one company was removed from the peer group as it was no longer publicly traded. The Committee reviewed this list of peer companies again in 2016 and one company was added to the peer group.

The 11 publicly traded companies used by McLagan in the 2016 Study were the following:

• Baldwin & Lyons, Inc.	• National Interstate Corporation

• Donegal Group	• Proassurance Corporation

• Employers Holdings, Inc.	• RLI Corp.

• Global Indemnity Limited	• Safety Insurance Group

• Hallmark Financial Services	• United Fire Group, Inc.

• James River Group Holdings

In addition to compensation data specifically relating to the 11 companies named above, McLagan also used market compensation data from published survey sources relating to companies in the insurance and financial services industry in developing the recommendations contained in the 2016 survey.

The results of the 2016 Survey indicated that the Company’s aggregate executive officer compensation was below the market median for each pay element. Total compensation for 2017 for each of our named executive officers ranged from 66% to 79% of the market median.

Role of Management

At the request of the Committee, in February 2017, our chief executive officer, Ms. Frost, made recommendations with respect to changes in base salary for our executive officers, other than for herself. With respect to the 2017 annual incentive compensation plan, Ms. Frost made recommendations regarding the level of achievement of individual performance goals by each executive officer other than herself. Although the Committee considered the recommendations of Ms. Frost, the Committee makes all final determinations regarding executive compensation.

Risk Assessment

The Committee annually considers the risk to the Company of the design and objectives of its executive compensation plans through review of the annual compensation surveys provided by the Committee’s independent compensation consultant McLagan. The primary risk is weighting the premium growth factor too heavily in the annual and long-term incentive plans. Premium growth at too fast a rate could result in poor underwriting results and ultimately affect the financial strength of the Company.

The Committee recognizes that the design and objectives of the executive compensation plans are based on assumptions that may later be determined to be inaccurate which could present a risk of loss of key personnel and as a result, our operations may be disrupted and business could be adversely affected. The Committee believes the current weighting of the metrics in the annual and long-term incentive plans are appropriately balanced with the other metrics in those plans to attract, retain and motivate key employees as well as align with shareholders.

Overview of Executive Compensation Program

The principal components of our executive compensation program provide for a combination of fixed and variable compensation. In addition to the principal components, we also provide our executive officers with broad-based employee benefits, certain severance benefits and limited perquisites. For 2017, the principal components, which we refer to as our executive officer’s total direct compensation, are summarized as follows:

2017 Executive Compensation Program at a Glance

Compensation Element	Characteristics
Base Salary	• Fixed cash compensation • Reviewed annually, upon promotion or upon a change in job responsibilities • Used to calculate other elements of compensation
Annual Incentive Compensation

•  Annual variable cash compensation based on pre-established GAAP financial targets and individual qualitative leadership objectives

•  Applicable GAAP metrics:

•  Expense Ratio

•  Gross Premiums Written

•  Return on Average Equity

•  Target award is a percentage of base salary—100% for our CEO and 60% for each of our other executive officers

•  Maximum is 150% of target award

Long-Term Equity-Based Compensation (LTIP)

•  Target LTIP award is a percentage of base salary—110% for our CEO and 55% for each of our other executive officers

•  100% performance awards — payable in shares of common stock after a three-year performance period

•  Applicable metrics: combined ratio (80% of award) and direct premiums written (20% of award) measured against a peer group of predominately property and casualty insurance companies

•  Earned amount subject to reduction based on our total shareholder return relative to appropriate indexes

•  Payout capped at 150% of target performance award value

The table below summarizes our executive officers’ target compensation for 2017 under the principal components (including annual base salary as of the end of 2017, and the target award values under the annual incentive program and the LTIP) as well as the percentage of total target compensation represented by each component. The actual base salary received, the actual annual incentive compensation award earned for 2017 and the grant date value of LTIP awards are reflected in “Executive Compensation—Summary Compensation Table.”

Executive	2017 Base Salary		2017 Target AIP Award		2017 Target LTIP Award		2017 Total Target Compensation
	$	% of Total	$	% of Total	$	% of Total
G. Janelle Frost	$510,000	32.3%	$510,000	32.3%	$561,000	35.5%	$1,581,000
Neal A. Fuller	$345,000	46.5%	$207,000	27.9%	$189,750	25.6%	$741,750
Vincent J. Gagliano	$255,000	46.5%	$153,000	27.9%	$140,250	25.6%	$548,250
Kathryn H. Shirley	$223,000	46.5%	$133,800	27.9%	$122,650	25.6%	$479,450

Base Salary. Base salaries are determined on the basis of management responsibilities and level of experience, as well as internal and market comparisons. In setting base salaries for our executive officers, the Committee seeks to provide a reasonable level of fixed compensation that we believe is competitive with base salaries for comparable positions at similar companies. For 2017, base salaries were increased based on both an assessment of individual performance and compensation relative to that offered by peers.

The following adjustments were made to the base salaries of the named executive officers effective March 2017.

Executive	2017 Base Salary	2016 Base Salary	Percentage Increase(Decrease)
G. Janelle Frost	$510,000	$475,000	7.4%
Neal A. Fuller	$345,000	$325,000	6.2%
Vincent J. Gagliano	$255,000	$240,000	6.3%
Kathryn H. Shirley	$223,000	$210,000	6.2%

Annual Incentive Compensation. The Committee believes that annual incentive compensation is a key element of the total compensation of each executive officer. The Committee also believes that placing a significant portion of executive compensation at risk each year, subject to Company and individual performance, appropriately motivates executives to achieve the Company’s financial and operational objectives, thereby enhancing shareholder value. As an executive or other key employee progresses to greater levels of responsibility within the Company, the Committee believes that the annual incentive awards should represent an increasing portion of total potential cash compensation. For 2017, the Committee implemented a plan substantially similar to the annual incentive plan used for the past several years, including a threshold level of performance for the quantitative Company performance goals. Under the annual incentive plan, cash awards are made based on achievement of Company financial and operational objectives and individual performance goals, and the target award is a percentage of the executive’s base salary (which is pro-rated to reflect salary changes during the year).

2017 Annual Incentive Compensation. In February 2017, the Committee approved target award opportunities under our annual incentive compensation plan for each executive officer. The Committee set the 2017 target awards for each executive at the same multiple of base salary for each as used in recent years and after review of the 2016 Survey that showed the target award levels were competitive to the median of the peer group at the time. The Committee believed the target levels were appropriate given that base salary levels were all lower than the peer median.

For 2017, the Committee established Company performance goals under the following metrics: GAAP expense ratio (“ER”), GAAP gross premiums written (“GPW”) and GAAP return on average equity (“ROE”). The Company performance goals are the same for each of our executive officers. The 2017 performance metrics did not include loss ratio as it had in prior years. The Committee believed that the loss ratio metric is more appropriately included in the long-term incentive plan as evaluated over a three-year time period rather than one year as in the annual incentive plan. It should be noted loss ratio is included in the long-term incentive plan as a component of combined ratio. In removing the loss ratio, the GPW metric was lowered, allowing the Committee to emphasize expense management and profitability in a declining premium environment. The Committee also established individual performance goals for each executive officer, except for our chief executive officer. The individual performance goals established were principally qualitative rather than quantitative. The weighting of the individual performance goals for our chief executive officer, Ms. Frost, are lower because the Committee believes that her performance should be evaluated primarily on the outcome of Company quantitative metrics. The Committee believes that this approach appropriately incentivizes the chief executive officer to focus her efforts on the financial performance of the Company.

The following table sets forth the target award opportunity for each named executive officer and the corresponding target percentage of base salary represented by each Company performance goal and the individual performance goals for 2017.

	Target Annual Incentive Opportunity (% of Base Salary)	Weighting of Performance Goals (as a % of Base Salary)
		Company Performance
Executive		Expense Ratio	Gross Premiums Written	Return On Equity	Individual Performance
G. Janelle Frost	100.0%	38.0%	15.0%	22.0%	25.0%
Neal A. Fuller	60.0%	15.0%	6.0%	9.0%	30.0%
Vincent J. Gagliano	60.0%	15.0%	6.0%	9.0%	30.0%
Kathryn H. Shirley	60.0%	15.0%	6.0%	9.0%	30.0%

The following table sets forth the performance goals established under the Company metrics for the 2017 annual incentive compensation plan and the results achieved.

Metric	Threshold	Target	Maximum	2017 Actual Result	Payout Percentage (Level of 2017 Achievement)
Expense Ratio	26.1%	24.6%	22.6%	22.8%	140% (Above Target)
Gross Premiums Written	$363 million	$373 million	$383 million	$350 million	0% (Below Threshold)
Return on Average Equity	9.5%	12.0%	14.0%	10.5% (1)	120% (Above Target)

1.	The Committee excluded the impact of tax reform in evaluating this measure and granted 2017 annual incentive awards based on 13.2%.

For each Company performance metric, no amount is earned if the threshold performance goal is not achieved. If the threshold is achieved, the executive officers are eligible to earn from 50% to 150% of the portion of the target bonus tied to that metric, with the award for that metric determined by the amount by which the Company exceeded the threshold performance.

As with the Company performance metrics, each executive officer could earn between 0% and 150% of the target individual goals based on the level of achievement of the applicable goals. The committee determined the achievement levels of individual performance goals under the 2017 annual incentive plan for all executive officers, considering the recommendations of Ms. Frost for the executives other than herself. The Committee awarded Ms. Frost, 120% for her individual performance award in 2017. In determining her award, the Committee considered Ms. Frost’s general performance and her specific contributions to the performance of the Company in 2017.

At its meeting in February 2018, the Committee approved annual incentive award payouts for our named executive officers related to the Company performance goals as follows:

	Company Performance Award
Executive	Expense Ratio	Gross Premiums Written	Return On Equity	Total Award for Company Performance
G. Janelle Frost	$271,320	—	$134,640	$405,960
Neal A. Fuller	$72,450	—	$37,260	$109,710
Vincent J. Gagliano	$53,550	—	$27,540	$81,090
Kathryn H. Shirley	$46,830	—	$24,084	$70,914

After evaluation of the individual performance goals, the total annual incentive award payouts for our named executive officers for 2017 were as follows:

Executive	Award Earned for Company Performance	Award Earned for Individual Performance	Total Award	Percent of Target Award Earned	Percent of Total Cash Compensation
G. Janelle Frost	$405,960	$159,375	$565,335	111%	53%
Neal A. Fuller	$109,710	$138,000	$247,710	120%	42%
Vincent J. Gagliano	$81,090	$89,250	$170,340	111%	40%
Kathryn H. Shirley	$70,914	$78,050	$148,964	111%	40%

Long-Term Incentive Compensation. Under our current program, the Committee makes LTIP awards on an annual basis, but may adjust the performance factors, the weighting of those factors, the mix of performance-based and time-based awards and other aspects of the LTIP each year as it evaluates the effectiveness of the program over time. The following beliefs and objectives guide the Committee in implementing our LTIP each year:

•	The program should be performance-based and compare the Company’s operating performance to a peer group of companies engaged in the workers’ compensation insurance industry.

•	The performance period should reflect the long-term nature of the workers’ compensation claims development process.

•

Increased rigor should apply in order to receive maximum payout under the performance awards, given the Company’s outstanding operating performance and the fact that the Company has outperformed the workers’ compensation industry generally over the past several years.

•

Payouts under the performance awards should be reduced if the Company’s total shareholder return underperforms the industry in order to further align the interests of the executive officers with those of the Company’s shareholders.

Under the LTIP, target awards are established annually for each executive officer based on a percentage of the executive’s base salary. Beginning in 2017, the target award value was delivered to each executive in the form of a performance-based award (the “performance award”) rather than a combination of performance-based and time-based awards as in previous years. The performance award is payable in shares of common stock, with the number of shares earned determined based on the Company achievement of certain quantitative targets measured over a three-year performance period. The Committee determined that the Company and the shareholders were best served by the elimination of time based awards. Performance awards are tied directly to the performance of the Company and better align executive management compensation and shareholder interests. In connection with eliminating time-based restricted stock from the LTIP awards in 2017, the Committee increased the target value of the performance awards for each of the executive officers. This change increased the portion of total compensation at risk, appropriately incentivizing our executives to achieve the Company’s financial and operational objectives and enhancing shareholder value.

The 2016 Survey reaffirmed the importance of the LTIP in making the Company’s executive compensation program competitive with peers. McLagan also reviewed the design of the LTIP and advised the Committee that the plan design provided appropriate performance and retention incentives for executive management. Awards under the LTIP are made pursuant to our shareholder-approved 2012 Equity and Incentive Compensation Plan.

2017 Long-Term Incentive Compensation Awards. In 2017, the Committee set an aggregate target value, which was a percentage of salary as set forth below, for the 2017 LTIP awards for each executive officer at an amount generally below the market median for the long-term compensation component of pay as shown in the 2016 Survey. This aggregate target value was then awarded to each executive in the form of a performance award and in connection with the elimination of the time-based component of the program, the Committee increased the target award percentages by 20 percentage points for Ms. Frost and 10 percentage points for each of our other executive officers.

Executive	Target Value of 2017 LTIP Awards (1)	Target Value as a Percentage of 2017 Base Salary
G. Janelle Frost	$561,000	110%
Neal A. Fuller	$189,750	55%
Vincent J. Gagliano	$140,250	55%
Kathryn H. Shirley	$122,650	55%

1.	Following completion of the three-year performance period, the earned performance awards will be payable in shares of our common stock. These awards are further described under “Executive Compensation—Grants of Plan Based Awards.”

Description of 2017 Performance Awards. The performance awards provide a target dollar amount that may be earned by the executive, which amount will be paid in shares of our common stock, subject to certain limited exceptions. The amount earned under the performance award will be between 0% and 150% of the award’s target value. The amount earned, if any, is dependent on the Company’s operating performance over a three-year period beginning on January 1, 2017 and ending December 31, 2019, relative to the performance of a designated peer group of insurance companies selected by the Committee. In 2017, the Committee reviewed the peer group selected for the performance awards in 2017 and confirmed that the companies selected continued to be significant competitors of the Company in the workers’ compensation markets in which it operates. The following 22 companies comprise the performance peer group for the 2017 performance awards under the LTIP:

• Accident Fund Group	• Eastern Insurance Holdings

• ACUITY	• Employers Insurance Group

• Alaska National Insurance Co.	• FCCI Mutual Insurance Company

• Amerisure Mutual Insurance Company	• Federated Mutual Insurance Company

• Baldwin & Lyons Group	• FFVA Mutual Insurance Company

• BITCO General Insurance Company	• Great West Casualty Company

• BITCO National Insurance Group	• Louisiana Workers Compensation Corp.

• Builders Insurance	• National American Insurance Company

• Builders Mutual Insurance Company	• National Interstate Corporation

• Cincinnati Financial Corporation	• Sentry Insurance

• Donegal Insurance Group	• West Bend Mutual Insurance Company

The Committee selected two metrics to measure the Company’s operating performance under the 2017 performance-based awards: combined ratio (“CR”), and direct premiums written (“DPW”), each determined on the basis of statutory accounting principles used by insurance companies (including the Company) in filings made with state regulatory authorities. Direct premiums written are gross premiums written minus assumed premiums written (for mandatory pooling arrangements). Combined ratio is a standard industry profitability measure and is calculated as the sum of: 1) incurred losses divided by net premiums earned; 2) underwriting expenses divided by net premiums written; and 3) dividends to policyholders divided by net premiums earned. The Committee selected these measures as they were deemed to be significant performance benchmarks for insurance companies, including the Company.

Relative Weighting of Performance Measures for each Executive. The relative weighting for each of the performance measures is evaluated annually based on market factors and determined by the Committee. The table below represents the relative weighting for the 2017 performance awards to executives:

		Weighting of Performance Measures
Executive	Target Value of Performance Award	Combined Ratio (CR)	Growth in Direct Premiums Written (DPW)
G. Janelle Frost	$561,000	80.0%	20.0%
Neal A. Fuller	$189,750	80.0%	20.0%
Vincent J. Gagliano	$140,250	80.0%	20.0%
Kathryn H. Shirley	$122,650	80.0%	20.0%

Calculation of Earned Amounts under the Performance Awards. Following the end of the applicable performance period, the Committee will determine the percentage of the target award earned (the “Earned Value”) as follows:

Step 1: Application of Threshold Basis Points Concept to Calculation of Awards. In designing the performance-based award under the LTIP, the Committee recognized that the Company had demonstrated outstanding operating performance and consistently outperformed the workers’ compensation industry, including the peer companies listed above. As a consequence, the Committee’s award design considered this historical performance when determining the level of performance that would result in maximum payout under the performance-based awards. The Committee incorporated the concept of threshold basis points (“TBP”) into the calculation of the Earned Value. TBP is the amount by which the Company’s performance for each measure must exceed the results of the performance peer group for the payout of that measure to equal two times the target level (as noted above, the overall award is limited to 150% of the target award value). TBP is expressed in basis points (“BP”). The first step in the calculation of the Earned Value is to compare the performance of the Company over the performance period to that of the 22 companies in the peer group for the applicable performance and to determine whether the TBP level for each measure has been achieved. For example, the TBP for each measure in the 2017 performance awards were as follows:

Metric	Form	Threshold Points	Threshold	Target	Maximum	Limits
Statutory Combined Ratio	Relative to 22 peers	1200	1200 BP < or = to peer group	Results = peer group	1200 BP > or = to peer group = 2x target	Payout factor cannot be <-1

Statutory Growth in Direct Premiums Written	Relative to 22 peers	500	500 BP < or = to peer group	Results = peer group	500 BP > or = to peer group = 2x target	Payout factor cannot be <-1

Total sum of metric results			zero	100% of target	1.5 x target award

Company Total Shareholder Return	Relative to 50% S&P P/C Ins Mid-Cap Index Plus 50% S&P P/C Ins Small-Cap Index	500				Reduces the payout factor 37.5 points for every 500 BP of under performance

Step 2: Reduction Based on Total Shareholder Return. Following a determination of the payout level based on the metrics described above, the payout is then reduced if the total shareholder return (“TSR”) of the Company is more than 500 basis points lower than the total shareholder return of 50% of the S&P Property Casualty Insurance Small Cap Index and 50% of the S&P Property & Casualty Insurance Mid Cap Index over the three-year period. The TSR measure cannot increase payouts under the awards, but is only used to reduce the payout when the Company TSR lags the index by more than 500 basis points. The TSR measure operates as a third metric in the award design and reduces the payout factor 37.5 points for every 500 BP of underperformance. The Committee believes this negative weighting aligns the interests of shareholders with that of our executive officers.

Step 3: Conversion of Earned Value to Shares of Common Stock. After determination of the Earned Value under each performance award, payment is made in shares of common stock (rounded to the nearest whole share) equal to (a) the Earned Value under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by the Committee (after the expiration of the three-year vesting period).

Payout of the 2014 – 2016 Performance Awards. The following table sets forth the performance measures established under the performance awards for the 2014 – 2016 performance period, and the results achieved. The shares of common stock earned under this award were issued in May 2017.

Metric	Threshold BP	Peer Result	Company Result	Company/Peer BP Difference	Calculated Payout Factor (1)	Payout Factor Used
Statutory Combined Ratio	1200	91.8%	80.9%	(1088)	1.907	1.907
Statutory Growth in Direct Premiums Written	500	6.6%	0.2%	(637)	(0.274)	(0.274)
Statutory Total Return on Invested Assets (“TROIA”)	20	3.9%	2.4%	(148)	(1.000)	-1.00	(2)

1.	For each executive, the total performance award is calculated using the weighting applied of each metric to the applicable payout factor.
2.	For the 2014-2016 performance awards, the TROIA metric payout factor was capped at -1.

Metric	Threshold BP	Peer Result	Company Result	Company/Peer BP Difference	Payout Factor Reduction BP
Total Shareholder Return (1)	500	46.2%	77.1%	3090	—

1.	TSR reduces the payout factor 37.5 points for every 500 basis points of underperformance.

The following tables set forth the applicable target values and weighting of performance measures, as well as the final payout, under the performance award for the 2014-2016 performance periods for each named executive officer, other than Mr. Fuller and Ms. Shirley who did not receive performance awards in 2014:

		Weighting of Performance Measures
Executive	Target Value of Performance Award	Combined Ratio (CR)	Growth in Direct Premiums Written (DPW)	Total Return on Invested Assets (TROIA)
G. Janelle Frost	$90,750	50.0%	40.0%	10.0%
Vincent J. Gagliano	$35,998	50.0%	40.0%	10.0%

Executive (2)	Target Value of Performance Award	Bonus Factor	Award Value as of May, 19 2017	Number of Common Shares (1)
G. Janelle Frost	$90,750	0.744	$67,505	1,267
Vincent J. Gagliano	$35,998	0.744	$26,777	503

1.	Based on the volume weighted trading price per share for the 10 trading days immediately preceding the date the value of the award is approved by the Committee.
2.	Mr. Fuller and Ms. Shirley did not participate in the 2014-2016 LTIP.

Current Estimates of Potential Payout Value of Outstanding Performance Awards. The following table shows the estimated potential payout “value” of the performance-based awards granted in 2015, 2016 and 2017 as of September 30, 2017, which is the most current information available to the Company. These estimated values are presented for information purposes only, as the actual payout values will be determined following the end of the respective performance periods and will be impacted by the Company’s performance during the remainder of the performance periods.

Executive	Target Value of Performance Award	Current Performance Factor Applicable (1)	Estimated Award Value as of 9/30/2017
G. Janelle Frost
2015-2017 Performance Period	$154,000	0.602	$92,687
2016-2018 Performance Period	$235,125	1.500	$352,688
2017-2019 Performance Period	$561,000	1.315	$737,573
Neal A. Fuller
2016-2018 Performance Period	$80,438	1.500	$120,656
2017-2019 Performance Period	$189,750	1.315	$249,456
Vincent J. Gagliano
2015-2017 Performance Period	$50,738	0.602	$30,537
2016-2018 Performance Period	$59,400	1.500	$89,100
2017-2019 Performance Period	$140,250	1.315	$184,381
Kathryn H. Shirley
2016-2018 Performance Period	$51,975	1.500	$77,963
2017-2019 Performance Period	$122,650	1.315	$161,243

1.	The 2015-2017 performance period estimate at December 31, 2017 is based upon actual Company data for 2015, 2016 and the first nine months of 2017 and actual peer company data for 2015 and 2016 and an estimate of peer company data for the first nine months of 2017. The 2016-2018 performance period estimate at December 31, 2017 is based upon actual Company data for 2016 and the first nine months of 2017 and actual peer company data for 2016 and an estimate of peer company data for the same period. The 2017-2019 performance period estimate at December 31, 2017 is based on actual Company data for the nine months of 2017 and an estimate of peer company data for the same period.

Because of the timing of when information becomes available regarding the peer group performance, the Committee expects awards for the 2015-2017 performance period will be determined late in the second quarter of 2018.

Employee Benefits. We do not provide our executives or other employees with defined benefit pensions, supplemental retirement benefits, post-retirement payments or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees. We match 50% of employee contributions up to 6% of compensation for participating employees, subject to limitations under applicable law. Our executives and other employees are fully vested in Company contributions under this plan after five years. We also provide health, life and other insurance benefits to our executives on the same basis as our other full-time employees.

Severance and Change-in-Control Benefits. We have employment agreements with each of our executive officers. These employment agreements provide each executive officer with severance compensation consisting of cash severance payments paid in monthly installments and continued health benefits for a period of 12 months (18 months for our chief executive officer), in the event that an executive’s employment is terminated by us without cause or by the executive under certain circumstances. The cash severance payment for the covered executives (other than our chief executive officer) is an amount equal to the officer’s then current annual base salary plus the average of the three most recent annual incentive bonuses received by the executive. For our chief executive officer, the cash severance payment is one and one-half times the amount described in the preceding sentence. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer). For additional information regarding the employment agreements with our executives, see “Employment Agreements” below.

The LTIP awards partially vest upon death, disability, retirement (for performance-based awards only) or a termination of employment without cause or for good reason following a change in control of the Company. These awards do not vest solely upon a change in control. The partial vesting is still conditioned upon the performance measures. To qualify for partial vesting upon retirement, an executive officer must be at least age 60, have 10 or more years of service with the Company and not have accepted a substantial employment or consulting arrangement with another company engaged in the workers’ compensation insurance industry.

The Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers as these benefits are generally made available by other companies. In addition, the Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time. Therefore these benefits, particularly the severance payments, address a valid concern, making an executive position with our Company more attractive. These issues are particularly significant to us, given that our corporate headquarters is not located in a major metropolitan area and it is unlikely that our executives could secure comparable employment without relocating to another city. The Company does not provide excise tax gross-ups under any change in control arrangement.

Executive Perquisites. Executive compensation also includes a limited number of perquisites that have historically been provided to our executives and that the Committee believes enhance our ability to attract and retain qualified executives. These perquisites include car allowances, disability insurance and reimbursement for annual medical examinations. Our executive officers are also permitted to accrue unused vacation on a more favorable basis than that available to other Company employees. Our executive officers are permitted to accrue up to 200 hours of vacation, a limit slightly higher than the 180 hour maximum available to employees with more than ten years of service. The Committee believes that this policy is appropriate given that the management responsibilities of our executive officers often do not permit them the flexibility to use their vacation time on an annual basis. The Company does not provide tax gross-ups on these perquisites or additional benefits. For additional information regarding perquisites provided to our executives, see “Executive Compensation—All Other Compensation.”

Compensation-Related Policies

Clawback Policy. The Committee has adopted a formal policy regarding recovery of incentive awards for fiscal years for which the Company is required to file a restatement of its financial statements with either the SEC or any state insurance authority. This policy is incorporated in both the annual and long-term incentive compensation award agreements with each of the Company’s executive officers, which permits the Committee to seek recovery of incentive awards paid if there is a restatement of the Company’s financial statements for awards granted subsequent to the adoption of the policy. Under this policy, the Committee will consider any financial statement restatement in exercising its discretion in connection with determining the payout of incentive and other compensation awards for executives in the periods following such a financial statement restatement. The Committee expects to modify this policy as needed once the SEC issues final regulations with respect to the recovery of incentive compensation under the Dodd Frank Act.

Stock Ownership Guidelines. The Committee has approved stock ownership guidelines for our executive officers. The target ownership for our chief executive officer is a dollar amount equal to three times her average base salary and annual incentive bonus for the three immediately preceding calendar years. The target ownership for each of our other executive officers is a dollar amount equal to two times their average base salary for the three immediately preceding calendar years (or, if less, all complete calendar years employed by the Company). All forms of Company equity, whether vested or unvested, including common stock, restricted stock, and stock options, are counted for purposes of determining compliance with the ownership guidelines.

In determining whether an executive meets the applicable guideline, the value of shares of common stock, including restricted stock and shares purchased by executives in the open market, is based on the closing price of our common stock on the last trading day of the most recent calendar year. In addition, the value of stock options is equal to the greater of (a) the value of the award on the grant date calculated in accordance with the Black-Scholes-Merton option pricing model, and (b) the difference between the applicable exercise price and the closing price of our common stock on the last trading day of the most recent calendar year.

Until an executive officer meets the ownership target provided under the guidelines, he or she is required to retain all shares received under the Company’s compensation plans, except for shares sold to pay the exercise price, if any, and to satisfy tax obligations. After an executive meets the applicable guideline, he or she is required to retain 20% of any shares obtained as the result of exercising a stock option, vesting of a restricted stock award or payout of an LTIP performance award, net of shares sold to pay the exercise price, if any, and to satisfy tax obligations.

The following table sets forth for each current executive officer the applicable stock ownership guideline and equity ownership as of December 31, 2017, measured in dollars, using the guideline methodology described above. As noted in the table, each of our current executive officers exceeds his or her ownership guideline.

Executive	Stock Options	Other Stock	Total Ownership	Stock Ownership Guideline
G. Janelle Frost	$857,100	$3,346,235	$4,203,335	$2,998,942
Neal A. Fuller	$—	$1,429,736	$1,429,736	$646,667
Vincent J. Gagliano	$270,750	$1,334,379	$1,605,129	$466,667
Kathryn H. Shirley	$—	$772,710	$772,710	$418,667

Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. Until recent changes to the tax code, however, compensation that qualified as “performance-based” under Section 162(m) did not count against the $1.0 million deduction limit. The Committee’s policy in the past has been to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs, but to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

The Committee structured the 2017 LTIP and the portion of the 2017 annual incentive award based on quantitative Company performance goals to qualify for the exclusion from the deduction limitation under Section 162(m).

The performance-based exemption under Section 162(m) has been repealed, effective for taxable years beginning after December 31, 2017. Thus, compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to remuneration pursuant to written binding contracts in place as of November 2, 2017. Despite the Committee’s efforts to structure the awards described above in a manner intended to be exempt from the Section 162(m) deduction limitation, and because of the uncertain scope of the transition relief under the legislation repealing the performance-based exemption, no assurance can be given that compensation originally designed to be deductible under Section 162(m) will qualify for the transition relief when paid.

Impact of Prior Awards on Future Grants. The Committee does not have a specific policy addressing the cumulative value of prior equity awards in making future awards. However, our Committee intends to continue to make appropriate executive compensation decisions annually, so that our executives receive a total compensation package that is both competitive, and has a significant portion of compensation at risk. The Committee recognizes the increase in the value of restricted stock awards is directly linked to an increase in shareholder return, and unvested awards are conditioned on continued employment. In addition, the payment under any performance-based awards is tied to the Company meeting or exceeding quantitative performance objectives. As a result, the Committee believes, as a general matter, that positive results with respect to prior incentive awards should not negatively impact future compensation decisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and this proxy statement.

This report is submitted by the members of the Compensation Committee of the Board named below, who received, discussed with management and recommended that this Compensation Discussion and Analysis be included in the Company’s Annual Report.

Members of the Compensation Committee

Michael J. Brown (Chair)	Philip A. Garcia	Jared A. Morris	Randall E. Roach

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, our chief financial officer and each of our other executive officers for the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
G. Janelle Frost	2017	$504,167	—	$777,067	$565,335	$22,533	$1,869,102
President and Chief Executive Officer	2016	462,500	—	504,401	603,607	18,625	1,589,133
	2015	370,833	—	300,898	445,000	15,102	1,131,833

Neal A. Fuller	2017	341,667	—	262,832	247,710	20,968	873,177
Executive Vice President and Chief Financial Officer	2016	320,833	—	172,558	245,100	17,582	756,073
	2015	87,500	—	1,272,500	71,619	32,500	1,464,119

Vincent J. Gagliano	2017	252,500	—	194,267	170,340	28,979	646,086
Executive Vice President and Chief Risk Officer	2016	234,167	—	127,428	169,992	19,231	550,818
	2015	202,000	—	99,135	106,600	20,101	427,836

Kathryn H. Shirley	2017	220,833	—	169,888	148,964	20,657	560,342
Executive Vice President, General Counsel and Secretary	2016	207,500	—	633,799	158,372	18,171	1,017,842
	2015	190,250	—	—	78,000	13,356	281,606

1.	Long-term incentive compensation awards granted in 2017 consisted of performance-based awards. Amounts in this column represent the grant date fair value of these awards calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). The amounts reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group. There is no minimum payout under the performance-based awards. Assuming the performance-based awards will be paid out at the target level of 100%, the awards would be as follows: Ms. Frost, $561,000; Mr. Fuller, $189,750; Mr. Gagliano, $140,250; and Ms. Shirley, $122,650. Assuming that the performance-based awards will be paid out at the maximum payout level of 150%, the awards would be as follows: Ms. Frost, $841,500; Mr. Fuller, $284,625; Mr. Gagliano, $210,375; and Ms. Shirley $183,975. See “Grants of Plan-Based Awards.”

Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the awards granted in 2017, see “Compensation Discussion and Analysis—2017 Long-Term Incentive Compensation.”

2.	Amounts in this column represent the amounts paid to our executive officers under our performance-based annual incentive compensation program. See “Grants of Plan-Based Awards” below.

3.	For 2017, includes compensation as described under “—All Other Compensation” below.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for 2017 in the Summary Compensation Table above.

Name	Car Allowance	Company 401(k) Contributions	Medical Examinations	Disability Insurance Premiums	Life Insurance premiums	Total
G. Janelle Frost	$8,618	$8,100	$4,024	$1,743	$48	$22,533
Neal A. Fuller	8,628	8,100	4,192	—	48	20,968
Vincent J. Gagliano	8,848	8,100	4,371	7,612	48	28,979
Kathryn H. Shirley	8,609	8,100	3,900	—	48	20,657

Employment Agreements

We have employment agreements with each of our executive officers. The term of each agreement is automatically extended for an additional consecutive one-year period at expiration unless either party provides notice not to extend the term at least 30 days prior to the applicable expiration date.

The agreements provide for an annual base salary of not less than $400,000 for Ms. Frost, $300,000 for Mr. Fuller, $170,000 for Mr. Gagliano and $210,000 for Ms. Shirley. The executive officers are also eligible to participate in the Company’s incentive compensation plans and receive employee benefits provided to other executive officers of the Company.

Under the agreements with each of our executive officers, if we terminate their employment without cause, the terminated executive officer will be entitled to receive severance compensation consisting of cash paid in installments, and continued health benefits. The cash severance payment for the covered executives is paid monthly for a period of 12 months (18 months for Ms. Frost), in an amount equal to the officer’s then current annual base salary plus the average annual incentive award received by the executive in the prior three years. The calculation of severance benefits under the employment agreement with each of our executive officers excludes any long-term incentive based compensation.

An executive officer is deemed to have been terminated without cause if:

•	we elect not to extend the terms of the employment agreement or we terminate the executive for any reason other than:

•	the conviction, guilty plea or plea of no contest to any felony, or to any crime of moral turpitude;

•

the willful misconduct of the executive officer, or the willful or continued failure by the executive officer (except as a result of disability or illness) to substantially perform his/her duties to the Company, in either case which has a material adverse effect on Company; or

•	the willful fraud or material dishonesty of the executive officer in connection with his performance of duties to the Company;

•	the executive terminates employment with us following:

•	a material reduction in authority, duties or responsibility;

•	a material reduction in base salary;

•	a material reduction in the executive’s ability to earn an annual bonus that results in a material reduction in the total annual compensation the executive may earn;

•	a termination of employee benefits, unless the termination is applicable to all senior executives or is required under any applicable plan or law;

•	relocation of the executive’s principal place of work to a location more than 35 miles from the executive’s current principal place of work; or

•	a material breach of the employment agreement by us.

Each of our executive officers has agreed not to compete with us or solicit our employees, agents or policyholders without our prior written consent while they are employed by us. If one of our executive officers is terminated by us without cause, the prohibition on engaging in competitive activities or soliciting our employees, agents or policyholders extends for a period of 12 months (18 months for Ms. Frost) after the date of termination. If an executive officer is terminated by us for cause, the executive officer terminates employment other than for one of the reasons specified above, or if an executive officer elects not to renew the term of the employment agreement, we have the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months (18 months for Ms. Frost) after the date of termination or non-renewal by (a) delivering a written notice to the executive officer within 180 days after termination or non-renewal and (b) paying the executive officer the severance compensation provided under the employment agreement.

CEO Pay Ratio

For 2017, the ratio of the annual total compensation of Ms. Frost, our President and Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries other than Ms. Frost (“Median Annual Compensation”) was 33 to 1. We refer to the employee who received the Median Annual Compensation as the “Median Employee.”

This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. The assumptions we used are specific to our company and our employee population. As a result, our pay ratio may not be comparable to the pay ratios of other companies.

CEO Compensation. CEO Compensation for 2017 was $1,869,102. We calculated the CEO Compensation by totaling all applicable elements of compensation reported in the Summary Compensation Table.

Median Annual Compensation. Median Annual Compensation for 2017 was $55,825. We calculated the Median Annual Compensation by totaling all applicable elements of compensation for our Median Employee in accordance with Item 402(c)(2)(x) of Regulation S-K. We did not make any cost-of-living adjustments in identifying the Median Employee.

Determination Date and Measurement Period. We identified our Median Employee as of December 31, 2017 (the “Determination Date”). We used the 12-month period ended December 31, 2017 as the compensation measurement period.

Employee Pool Used to Identify Median Employee. As of the Determination Date, we had 438 employees. This number includes all full-time, part-time, seasonal and temporary employees of AMERISAFE and its subsidiaries. This number does not include any independent contractors or “leased” workers.

Compensation Used to Identify Median Employee. We used 2017 taxable wages as reflected in our payroll records and as reported to the Internal Revenue Service on Form W-2 to identify our Median Employee. W-2 taxable wages include, among other things, salary, wages, bonuses and stock compensation.

Adjustments to Compensation. A portion of our permanent employee workforce (full-time and part-time) worked for less than the full year due to, among other things, commencing employment after the beginning of the year or taking an unpaid leave of absence. In determining our Median Employee, we annualized the total compensation for those individuals (but not for individuals in temporary or seasonal positions).

Equity Incentive Plans

The AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan (the “Incentive Plan”) was approved by our shareholders and is administered by our Compensation Committee.

The Incentive Plan permits awards in the form of option rights, appreciation rights, restricted shares, restricted stock units, cash incentive awards, performance shares and units. Options granted under the Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date. The maximum number of shares of our common stock that may be issued pursuant to equity awards under the Incentive Plan is 500,000 shares. As of April 18, 2018, 346,451 shares of our common stock were available for further issuance under the Incentive Plan. See “Equity Compensation Plan Information.” It is our Company’s policy to award grants under our Incentive Plan only during periods in which the Company’s executives and other employees are normally permitted to buy and sell the Company’s securities under our Company’s securities trading policy.

Agreements evidencing awards may provide for a partial acceleration of vesting if a grantee’s employment is terminated by the Company without cause (as defined in the award agreement) or by the grantee for good reason (as defined in the award agreement) following a change in control of our Company. A change in control will be deemed to have occurred under the Incentive Plan if:

•	a person or group acquires 35% or more of the Company’s then outstanding voting securities, subject to certain exceptions;

•

individuals who constitute the Board as of the effective date of the 2012 Incentive Plan cease for any reason (other than death or disability) to constitute at least a majority of the Board, unless their replacements are approved as described in the 2012 Incentive Plan;

•	there is a consummation of a merger, consolidation or similar corporate transaction that results in an actual change in ownership of the Company; or

•	the Company’s shareholders approve a complete liquidation or dissolution of the Company.

Grantees of time-based restricted stock and performance-based awards are entitled to accelerated vesting if the grantee’s employment is terminated in connection with a change in control or due to death or disability (or for performance-based awards only, due to retirement), in each case as defined in the award agreement, as follows:

Date of Termination	Applicable Percentage
Within six months of the grant date or commencement of performance period	0.0%
After six months following the grant date but within 18 months following the grant date or commencement of performance period	33.3%
After 18 months following the grant date but within 30 months following the grant date or commencement of performance period	66.6%
After 30 months following the grant date or commencement of performance period	100.0%

In any event, a grantee of a performance-based award will only receive payment for an award after the performance period has ended and the awards are determined and paid to all other grantees.

Grants of Plan-Based Awards

In 2017, under our long-term incentive compensation program, each of our executive officers received performance-based awards. Additionally, in 2017 each of our executive officers received annual incentive compensation awards. See “Compensation Discussion and Analysis—2017 Compensation.” The following table contains information regarding grants of plan-based awards to our executive officers in the year ended December 31, 2017. In this table, annual incentive compensation awards are abbreviated as “AIC,” and long-term performance-based incentive awards are abbreviated as “LTIP.”

	Type	Board or Committee Approval Date (1)	Grant Date (2)							All Other Stock Awards:
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			Grant Date Fair Value of Stock Awards (5)
Name				Threshold	Target	Maximum	Threshold	Target	Maximum
G. Janelle Frost	AIC	02/22/2017	02/22/2017	$0	$510,000	$765,000	$—	$—	$—	$—
	LTIP	02/22/2017	02/22/2017	—	—	—	0	561,000	841,500	777,067
Neal A. Fuller	AIC	02/22/2017	02/22/2017	0	207,000	310,500	—	—	—	—
	LTIP	02/22/2017	02/22/2017	—	—	—	—	189,750	284,625	262,832
Vincent J. Gagliano	AIC	02/22/2017	02/22/2017	0	153,000	229,500	—	—	—	—
	LTIP	02/22/2017	02/22/2017	—	—	—	0	140,250	210,375	194,267
Kathryn H. Shirley	AIC	02/22/2017	02/22/2017	0	133,800	200,700	—	—	—	—
	LTIP	02/22/2017	02/22/2017	—	—	—	0	122,650	183,975	169,888

1.	Each of the awards described in this table was approved by the Compensation Committee.
2.	The grant date for each award is the date on which the respective award agreement was executed.
3.	Reflects the target and maximum dollar amounts payable under our annual incentive plan. The actual payment will be determined by the performance criteria described under “Compensation Discussion and Analysis – 2017 Annual Incentive Compensation.”
4.	Reflects the target and maximum dollar amounts payable under our long-term performance-based awards. Actual payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—2017 Long-Term Incentive Compensation.”
5.	With respect to long-term performance-based awards, amounts reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding outstanding equity awards held by our executive officers as of December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
G. Janelle Frost	15,000	—	$4.46	11/10/2018	17,507	$1,078,431	$950,125
Neal A. Fuller	—	—	—	—	20,010	1,232,616	270,188
Vincent J. Gagliano	5,000	—	7.45	11/09/2019	7,156	440,810	250,388
Kathryn H. Shirley	—	—	—	—	9,814	604,542	174,625

1.	With respect to Ms. Frost, 3,110 shares of restricted stock vested on March 5, 2018, 3,683 shares of restricted stock will vest on March 1, 2019, 3,571 shares of restricted stock will vest on November 4, 2018, 3,572 shares of restricted stock will vest on November 4, 2019, and 3,571 shares of restricted stock will vest on November 4, 2020.

With respect to Mr. Fuller, 5,000 shares of restricted stock will vest on September 15, 2018, 6,250 shares of restricted stock will vest on September 15, 2019, 7,500 shares of restricted stock will vest on September 15, 2020 and 1,260 shares of restricted stock will vest on March 1, 2019.

With respect to Mr. Gagliano, 1,024 shares of restricted stock vested on March 5, 2018, 5,202 shares of restricted stock vested on February 26, 2018 and 930 shares of restricted stock will vest on March 1, 2019.

With respect to Ms. Shirley, 1,500 shares of restricted stock vested on March 1, 2018, 814 shares of restricted stock will vest on March 1, 2019, 2,000 shares of restricted stock will vest on March 1, 2019, 2,500 shares of restricted stock will vest on March 1, 2020 and 3,000 shares of restricted stock will vest on March 1, 2021.

2.	Represents the value of the shares of restricted stock based on a price of $61.60, the closing price of our common stock on December 29, 2017, the last trading day of 2017.

3.	Represents the value of the performance-based awards assuming that the target level of performance is achieved. Payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—2017 Long-Term Incentive Compensation.”

Option Exercises and Stock Vested

None of our executive officers exercised stock options during the year ended December 31, 2017.

Employment Termination and Change-in-Control Benefits

The table below quantifies potential compensation that would have become payable to each of our executive officers under employment agreements, annual and long-term incentive compensation award agreements and Company plans and policies (as in effect on December 31, 2017) if their employment had terminated on December 31, 2017, given the executive officer’s base salary on that date and the closing price of our common stock on December 31, 2017. In addition, the table quantifies the compensation that would have become payable to each of our executive officers assuming that a change in control of the Company had occurred on December 31, 2017, and determining any amounts that would be payable under the employment agreements in effect as of that date. For additional information regarding (a) the circumstances in which our executive officers would be entitled to severance compensation, see “Executive Compensation—Employment Agreements” and (b) the acceleration of vesting of equity awards, see “Executive Compensation—Equity Incentive Plans.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the event occurs.

	Cash Severance Payments (1)	Healthcare Premiums (2)	Acceleration of Equity Awards (3)	Total
G. Janelle Frost
Voluntary Termination	$—	$—	$—	$—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	1,402,929	1,325	186,981	1,591,235
Termination without Cause or for Good Reason (following a Change in Control)	1,402,929	1,325	186,981	1,591,235
Death or Disability	—	—	186,981	186,981
Retirement	—	—	186,981	186,981
Change in Control	—	—	—	—

Neal A. Fuller
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	450,573	24,477	63,244	538,294
Termination without Cause or for Good Reason (following a Change in Control)	450,573	24,477	63,244	538,294
Death or Disability	—	—	63,244	63,244
Retirement	—	—	63,244	63,244
Change in Control	—	—	—	—

Vincent J. Gagliano
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	386,935	24,765	46,745	458,445
Termination without Cause or for Good Reason (following a Change in Control)	386,935	24,765	46,745	458,445
Death or Disability	—	—	46,745	46,745
Retirement	—	—	46,745	46,745
Change in Control	—	—	—	—

Kathryn H. Shirley
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	324,457	811	40,879	366,147
Termination without Cause or for Good Reason (following a Change in Control)	324,457	811	40,879	366,147
Death or Disability	—	—	40,879	40,879
Retirement	—	—	40,879	40,879
Change in Control	—	—	—	—

1.	Cash severance is payable in installments over 12 months (18 months for Ms. Frost).
2.	Represents COBRA health insurance premiums payable on behalf of the executives following termination of employment for a period of 12 months (18 months for Ms. Frost).

3.	Performance-based awards granted under the 2012 Incentive Plan will partially vest upon death or disability, retirement and also partially vest if the recipient’s employment is terminated without cause or for good reason following a change in control. See “Executive Compensation—Equity Incentive Plans.” The dollar amounts in this column represent the value of unvested stock options that would vest on December 31, 2017 at $61.60 per share, the closing price of our common stock on December 29, 2017, the last trading day of 2017. With respect to the performance-based awards, the amounts above reflect partial vesting of the awards at the target level. A grantee of a performance-based award will receive any payment under the award after the performance period has ended and the amount of the award is determined.

Certain Relationships and Related Transactions

Policy. The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party is one of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s securities, an entity in which any of such persons is employed or is a partner or principal or an immediate family member of such a person. Related party transactions involving $50,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to approve related party transactions in circumstances in which the Company’s general counsel determines it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

PAX, LLC. Mr. Phillips, a director of the Company, is currently the President, Chief Executive Officer and an owner of PAX, LLC. PAX has been a Company policyholder at various times since 1994. PAX paid premiums to the Company of $180,590 in 2017, and is expected to pay premiums to the Company of approximately $188,832 in 2018. The Company believes that the terms of the policies issued to PAX were established on an arms’ length basis and does not believe that this relationship interferes with Mr. Phillips’ exercise of independent judgment in carrying out his responsibilities as a director. The Board has considered this information in determining that Mr. Phillips is an independent director within the meaning of the Nasdaq listing requirements.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2017, the 2005 Incentive Plan, the 2012 Incentive Plan and the Non-Employee Director Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s shareholders. The Company has no equity compensation plans that have not been approved by its shareholders. The table provides information as of December 31, 2017.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	20,000	(1)	$5.21	360,119	(2)

1.	Represents shares issuable upon exercise of outstanding options under the 2005 Incentive Plan.
2.	Represents 13,668 shares of common stock available for issuance under the Non-Employee Director Plan and 346,451 shares of common stock available for issuance under the 2012 Incentive Plan. No additional awards can be made under the 2005 Incentive Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of April 18, 2018 for:

•	each of our directors;

•	each of our executive officers;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than five percent of the Company’s common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 19,260,915 shares of common stock outstanding as of April 18, 2018.

Beneficial ownership of the Company’s common stock is determined in accordance with the rules of the SEC and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Directors and Executive Officers

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
Michael J. Brown (1)	2,998	*
Teri G. Fontenot (1)	1,995	*
Philip A. Garcia (1)(2)	10,480	*
Jared A. Morris (1)(3)	73,629	*
Millard E. Morris (1)(4)	107,478	*
V. Daniel Phillips (1)	15,357	*
Randall E. Roach (1)	8,399	*
G. Janelle Frost (7)	60,401	*
Neal A. Fuller (7)	23,210	*
Vincent J. Gagliano (6)(7)	21,680	*
Kathryn H. Shirley (7)	11,853	*
All directors and executive officers as a group (11 persons) (6)(7)	337,480	1.8%

*	Less than 1%.
1.	Includes 922 shares of restricted stock granted on the date of our 2017 annual meeting of shareholders pursuant to our Director Plan. The director has sole voting power but no dispositive power with respect to these shares. These shares vest on the date of the Annual Meeting.
2.	Includes 9,554 shares beneficially owned through a revocable trust, of which Mr. Garcia is a trustee.
3.	Includes 60,317 shares beneficially owned through a trust, of which Mr. J. Morris is a trustee.
4.	Includes 96,220 shares beneficially owned by an entity controlled by Mr. M. Morris.
6.	Includes shares of our common stock issuable upon the exercise of options as follows: Mr. Gagliano (5,000 shares) and all directors and executive officers as a group (5,000 shares).
7.	Includes shares of restricted common stock for which the executives have sole voting power but no dispositive power as follows: Ms. Frost (14,397 shares), Mr. Fuller (20,010 shares), Mr. Gagliano (930 shares), Ms. Shirley (8,314 shares) and all directors and executive officers as a group (50,105 shares).

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the Securities and Exchange Commission by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on April 18, 2018.

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
Blackrock, Inc (1)	2,372,325	12.3%
Neuberger Berman Group LLC (2)	1,245,987	6.5%
The Vanguard Group (3)	1,072,939	5.6%
RBC Global Asset Management (4)	1,048,661	5.4%
FMR LLC (5)	1,000,281	5.2%

1.	According to a Schedule 13G/A filed on January 17, 2018 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting power with respect to 2,332,881 shares of common stock and sole dispositive power with respect to 2,372,325 shares of common stock. The address for Blackrock is 55 E. 52nd Street, New York, New York 10022.
2.	According to a Schedule 13G filed on February 15, 2018 by Neuberger Berman Group LLC (“Neuberger”), Neuberger has shared voting power with respect to 1,238,242 shares of common stock and shared dispositive power with respect to 1,245,987 shares of common stock. The address for Neuberger is 1290 Avenue of the Americas, New York, New York 10104.
3.	According to a Schedule 13G filed on February 8, 2018 by The Vanguard Group (“Vanguard”), Vanguard has sole voting power with respect to 21,413 shares of common stock, shared voting power with respect to 5,741 shares of common stock, sole dispositive power with respect to 1,047,460 shares of common stock and shared dispositive power with respect to 25, 479 shares of common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
4.	According to a Schedule 13G/A filed on February 12, 2018 by RBC Global Asset Management, Inc. (“RBC”), RBC holds shared voting power with respect to 707,305 shares of common stock and shared dispositive power with respect to 1,048,661 shares of common stock. The address for RBC is 50 South Sixth Street, Suite 2350, Minneapolis, Minnesota 55402.
5.	According to a Schedule 13G/A filed on February 13, 2018 by FMR LLC (“FMR”), FMR has sole voting power with respect to 281 shares of common stock and sole dispositive power with respect to 1,000,281 shares of common stock. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, Mr. Brown, Mr. Garcia, Mr. J. Morris and Mr. Roach served as members of the Compensation Committee. No member of the Compensation Committee (1) was, during the fiscal year ended December 31, 2017, or had previously been, an officer or employee of the Company or (2) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as members of a board of directors or compensation committee of any other entity that has an executive officer serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm. In 2017, the Audit Committee again selected Ernst & Young LLP as the Company’s independent registered public accounting firm. The Committee considered Ernst & Young’s qualifications and work quality, as well as the quality of personnel assigned to our audit, in making the appointment.

Management is responsible for the Company’s system of internal controls over financial reporting and for preparing its financial statements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. It also oversees the Company’s internal audit department, approving its audit plans, reviewing its reports, and evaluating its performance. The Audit Committee monitors “whistleblower” activity under Section 806 of the Sarbanes-Oxley Act of 2002, receiving reports through the Company’s toll-free whistle-blower “hotline.” The Committee is comprised of four independent directors and operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. The Board determined that Ms. Fontenot and Mr. Garcia each meet the requirements of “audit committee financial expert” as defined by SEC rules. The charter is available on the Company’s website at www.amerisafe.com.

The Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2017 prior to their issuance. During 2017, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required by Auditing Standards No. 61, as adopted by the PCAOB in Rule 3200T and by SEC Regulation S-X Rule 2-07, Communications with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the PCAOB Ethics and Independence Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, and who reviewed and discussed the 2017 audited financial statements referenced above and who served as members of the Audit Committee during 2017, recommended to the Board that it (a) approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC and (b) accept management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

Philip A. Garcia (Chair)	Michael J. Brown	Teri G. Fontenot	Jared A. Morris

INDEPENDENT PUBLIC ACCOUNTANTS

Selection. Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2017 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2018. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit and Non-Audit Fees. The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2017 and 2016 and for fees billed for other services rendered by Ernst & Young LLP.

	2017	2016
Audit fees (1)	$1,428,300	$1,380,000
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	—	—

1.	Audit fees consist principally of fees for the audit of the Company’s consolidated financial statements, reviews of the Company’s quarterly financial information, and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.
2.	All other fees consist of service costs related to the Company’s use of Ernst & Young LLP’s online accounting and reporting research tool and services.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). This policy authorizes the Chair of the Audit Committee, in his discretion, to approve non-audit services on an interim basis, between regularly scheduled meetings of the Audit Committee. All audit and non-audit services for 2017 were pre-approved or ratified by the Audit Committee in accordance with this policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons owning more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that each of the Company’s officers, directors and greater than 10% shareholders were in compliance with all applicable Section 16(a) filing requirements during 2017.

SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS

In order to be included in the Company’s proxy materials for the 2019 annual meeting of shareholders, a shareholder proposal must be received in writing by the Company at 2301 Highway 190 West, DeRidder, Louisiana 70634 by January 2, 2019 and otherwise comply with all requirements of the SEC for shareholder proposals.

In addition, the Company’s Bylaws provide that any shareholder who desires to bring a proposal before an annual meeting of shareholders must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice (other than a notice recommending a director candidate) must be delivered to the above address not less than 60 nor more than 90 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, the notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

Under the Company’s Bylaws, a notice recommending a director candidate must be delivered to the above address not less than 60 nor more than 90 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. To be timely, a notice recommending a director candidate must be received no earlier than February 1, 2019 and no later than March 3, 2019.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Kathryn H. Shirley

Executive Vice President,

General Counsel and Secretary

DeRidder, Louisiana

April 27, 2018

ANNEX A

AMERISAFE, INC.

~~2016~~2018 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

1. Purpose. The purpose of this ~~2016~~ 2018 Non-Employee Director Restricted Stock Plan is to attract and retain qualified individuals who are not employed by the Company to serve as Directors.

2. Definitions. As used in this Plan,

(a) “Annual Grant” means a grant of Restricted Stock to a Non-Employee Director in accordance with Section 5 of this Plan.

(b) “Annual Meeting” means the Company’s annual meeting of shareholders.

(c) “Award” means any award of an Initial Grant or Annual Grant under this Plan.

(d) “Award Agreement” means a written agreement between the Company and a Non-Employee Director setting forth the terms, conditions and restrictions of the Award granted to the Non-Employee Director.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” shall have the meaning provided in Section 6 of this Plan.

(g) “Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 3(b) of this Plan.

(h) “Company” means AMERISAFE, Inc., a Texas corporation.

(i) “Date of Grant” means (i) with respect to an Initial Grant, the close of business on the date on which the Non- Employee Director is first elected or appointed to the Board, and (ii) with respect to an Annual Grant, the date on which the Annual Meeting in any calendar year is first convened.

(j) “Director” means a member of the Board.

(k) “Effective Date” means June ~~10~~8, ~~2016~~2018.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(m) “Initial Grant” means a grant of shares of Restricted Stock to a Non-Employee Director in accordance with Section 4 of this Plan.

(n) “Market Value per Share” means, as of any particular date, (i) the closing sale price per Common Share on that date (or if there are no sales on that date, on the next preceding trading date during which a sale occurred) as reported on the Nasdaq Stock Market LLC, or if the Common Shares are not then-traded on the Nasdaq Stock Market LLC, the principal exchange on which the Common Shares are then trading, or (ii) if clause (i) does not apply, the fair value of the Common Shares as determined by the Board.

(o) “Non-Employee Director” means each member of the Board from time to time who is not an employee of the Company or any of its Affiliates.

(p) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(q) “Plan” means this ~~2010~~ 2018 Restated Non-Employee Director Restricted Stock Plan.

(r) “Restricted Stock” means Common Shares as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in Section 4 or Section 5 of this Plan has lapsed.

(s) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or other securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or other securities (as may be the case in a partnership, limited liability company, business trust or other legal entity), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(t) “Total Disability” means the permanent or total disability of a Non-Employee Director, as determined by the Board in good faith.

(u) “Voting Securities” means, at any time, (i) the securities entitled to vote generally in the election of Directors in the case of the Company, or (ii) the securities entitled to vote generally in the election of members of the board of directors or similar body in the case of another legal entity.

3. Shares Available Under the Plan.

(a) Subject to adjustment as provided in Section 3(b) of this Plan, the number of Common Shares that may be issued or transferred as Restricted Stock and released from substantial risk of forfeiture thereof shall not exceed in the aggregate ~~100,000~~63,668 Common Shares. Such shares may be authorized but unissued shares or treasury shares or a combination of the foregoing.

(b) The number of shares available in Section 3(a) above shall be adjusted to account for shares relating to Awards that are forfeited. The number and type of shares available in Section 3(a) shall also automatically be adjusted to reflect (a) any stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

4. Initial Grants

(a) Without any further action of the Board, each person who is elected or appointed for the first time to be a Non-Employee Director shall automatically receive an Initial Grant determined by dividing ~~45,000~~50,000 (prorated as determined below in this Section 4(a)) by the Market Value per Share on the Date of Grant; provided, however, that the number of shares of Restricted Stock shall be rounded downward such that no fractional share shall be issued. If any such person is so elected or appointed other than at an Annual Meeting, the Initial Grant shall be prorated for the number of whole months that such Non-Employee Director will serve until the first anniversary of the immediately preceding Annual Meeting.

(b) Each Initial Grant shall constitute an immediate transfer of the ownership of shares of Restricted Stock to the Non-Employee Director, entitling such Non-Employee Director to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer set forth in this Section 4.

(c) Each Initial Grant shall provide that the shares of Restricted Stock covered by such Initial Grant shall be subject to a “substantial risk of forfeiture” until the first Annual Meeting after the Date of Grant. Each Initial Grant shall provide that the Non-Employee Director shall forfeit the shares of Restricted Stock covered by such Initial Grant if such Non-Employee Director terminates his or her service with the Company while such shares of Restricted Stock are subject to a substantial risk of forfeiture. Notwithstanding the foregoing, each such

Initial Grant shall provide for the immediate lapse of such substantial risk of forfeiture in the event of (i) the Non- Employee Director’s death or Total Disability, or (ii) upon a Change in Control.

(d) Each Initial Grant shall require that any and all dividends or other distributions (other than cash dividends) declared or otherwise distributed thereon be subject to the same restrictions as the underlying Initial Grant.

(e) Each Initial Grant shall provide that during the period for which such substantial risk of forfeiture has not lapsed, the shares of Restricted Stock shall not be sold or otherwise transferred, other than by will or the laws of descent and distribution.

(f) Each Initial Grant shall be evidenced by an Award Agreement, which shall contain such terms and provisions not inconsistent with this Plan as the Board may approve. Unless otherwise directed by the Board, all certificates representing shares of Restricted Stock shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Non-Employee Director in whose name such certificates are registered, endorsed in blank.

5. Annual Grants

(a) ~~Commencing with the Annual Meeting in 2016, e~~Each Non-Employee Director who is then elected or is continuing as a Non-Employee Director shall, without any further action of the Board, automatically receive an Annual Grant determined by dividing $~~45,000~~50,000 by the Market Value per Share on the Date of Grant; provided, however, that the number of shares of Restricted Stock shall be rounded downward such that no fractional share shall be issued.

(b) Each Annual Grant shall constitute an immediate transfer of the ownership of shares of Restricted Stock to the Non-Employee Director, entitling such Non-Employee Director to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer set forth in this Section 5.

(c) Each Annual Grant shall provide that the shares of Restricted Stock covered by such Annual Grant shall be subject to a “substantial risk of forfeiture” until the first Annual Meeting after the Date of Grant. Each Annual Grant shall provide that the Non-Employee Director shall forfeit the shares of Restricted Stock covered by such Annual Grant if such Non-Employee Director terminates his or her service with the Company while such shares of Restricted Stock are subject to a substantial risk of forfeiture. Notwithstanding the foregoing, each such Annual Grant shall provide for the immediate lapse of such substantial risk of forfeiture in the event of (i) the Non-Employee Director’s death or Total Disability, or (ii) upon a Change in Control.

(d) Each Annual Grant shall provide that during the period for which such substantial risk of forfeiture has not lapsed, the shares of Restricted Stock shall not be sold or otherwise transferred, other than by will or the laws of descent and distribution.

(e) Each Annual Grant shall require that any and all dividends or other distributions (other than cash dividends) declared or otherwise distributed thereon be subject to the same restrictions as the underlying Annual Grant.

(f) Each Annual Grant shall be evidenced by an Award Agreement, which shall contain such terms and provisions not inconsistent with this Plan as the Board may approve. Unless otherwise directed by the Board, all certificates representing Restricted Stock shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Non-Employee Director in whose name such certificates are registered, endorsed in blank.

6. Change in Control. For purposes of this Plan, except as may be otherwise defined in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the then outstanding Voting Securities of the Company; provided, however, that for purposes of this Section 6(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or a Subsidiary of Voting Securities, (B) any acquisition of Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (C) any acquisition of Voting Securities by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 6(c) below;

(b) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction (each, a “Business Combination”), unless, in each case, immediately following the Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Securities immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from the Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from the Business Combination; provided, however, that no Person will be treated for purposes of this Section 6(c) as beneficially owning more than 50% of the Voting Securities of the entity resulting from the Business Combination solely as a result of the Voting Securities held in the Company prior to consummation of the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were directors of the Company at the time of the execution of the initial agreement or of the action of the Board providing for the Business Combination; or

(c) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 6(b) hereof.

Notwithstanding anything to the contrary contained in this Section 6, a Person who holds more than 50% of the Voting Securities of the Company on the Effective Date will not be deemed to have acquired more than 50% of the Voting Securities of the Company for purposes of Section 6(a) of this Plan (and as a result, such circumstance shall not constitute a Change in Control) unless after the Effective Date such person acquires, in one or more transactions, additional Voting Securities of the Company representing 1% or more of the then outstanding Voting Securities of the Company it being understood that an increase in the percentage of Voting Securities held by a Person as a result of (i) the exercise of any conversion or exchange right pursuant to any securities of the Company that were outstanding on the Effective Date shall not be deemed to be an acquisition of Voting Securities by such Person, or (ii) the Company’s repurchase of Voting Securities of the Company is not an acquisition of Voting Securities by such Person.

7. Fractional Shares. The Company shall not issue any fractional Common Shares pursuant to this Plan.

8. Administration of the Plan.

(a) This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or a subcommittee thereof). To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to such committee or subcommittee.

(b) The interpretation and construction by the Board of any provision of this Plan or of any Award Agreement, and any determination by the Board pursuant to any provision of this Plan or of any such Award Agreement, shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

9. Amendment and Termination of Plan. The Board may from time to time and at any time amend or terminate the Plan in whole or in part; provided, however, that any amendment (i) which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the principal exchange on which the Common Shares are traded or quoted, or (ii) which would increase the dollar amount of the Awards issuable to Non-Employee Directors as determined by Sections 4(a) and 5(a) of this Plan to an amount greater than $75,000 annually for each Non-Employee Director, increase the aggregate number of Common Shares that may be issued under the Plan or materially modify the eligibility requirements for participating in the Plan, shall not be effective unless and until the shareholders of the Company have approved such amendment. Notwithstanding anything to the contrary set forth in this Plan, in the event the common stock of the Company is no longer listed for trading with a national securities exchange or the Nasdaq Stock Market LLC, then all future grants under this Plan shall be suspended until the Board shall take further action with respect thereto.

10. Governing Law. All issues concerning construction, validity and interpretation of this Plan and all Awards granted hereunder shall be governed by the law of the State of Texas, without regard to such state’s conflict of laws rules.

11. General Provisions.

(a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s shareholders or to limit the rights of the shareholders to remove any Director.

(b) All notices under this Plan shall be in writing, and if to the Company, shall be delivered to the Secretary of the Company or mailed to its principal executive office addressed to the attention of the Secretary; and if to a Non- Employee Director, shall be delivered personally or mailed to the Non-Employee Director at the address appearing on the records of the Company. Such addresses may be changed at any time by written notice to the other party.

AMERISAFE, INC. 2301 HIGHWAY 190 W DeRIDDER, LA 70634

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	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees
01) Philip A. Garcia 02) Millard E. Morris 03) Randall E. Roach

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.					For	Against	Abstain
2 To approve an amendment to the Company's Non-Employee Director Restricted Stock Plan to increase the number of authorized shares issuable under the Plan.					☐	☐	☐

3 To approve, on an advisory basis, our executive compensation as described in the proxy statement.					☐	☐	☐

4 To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2018.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

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AMERISAFE, INC.

Annual Meeting of Shareholders

June 8, 2018 9:00 a.m.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Neal A. Fuller and Kathryn H. Shirley, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of AMERISAFE, Inc. Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at 2301 Highway 190 West, DeRidder, Louisiana on June 8, 2018 or any adjournment thereof, with all powers that the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side